UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.)

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Carter’s, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 9, 2010

Dear Shareholder,

It is my pleasure to invite you to attend our 2010 Annual Meeting of Shareholders on May 13, 2010.  The meeting will be held at 8:00 a.m. at our offices located at 1170 Peachtree Street NE, 6th Floor, Atlanta, Georgia 30309.

The attached Notice of 2010 Annual Meeting of Shareholders and Proxy Statement describe the formal business to be conducted at the meeting.  Whether or not you plan to attend the Annual Meeting, your shares can be represented if you promptly submit your voting instructions by telephone, over the internet, or by completing, signing, dating, and returning your proxy card in the enclosed envelope.

On behalf of the Board of Directors and management of Carter’s, Inc., thank you for your continued support and investment in Carter’s.

Sincerely,

Michael D. Casey
Chairman of the Board of Directors and Chief Executive Officer

1170 Peachtree Street NE, Suite 900
Atlanta, Georgia 30309
Tel:  (404) 745-2700
Fax:  (404) 892-3079

NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given that the 2010 Annual Meeting of Shareholders of Carter’s, Inc. (the “Annual Meeting”) will be held at 8:00 a.m. on May 13, 2010 at our offices located at 1170 Peachtree Street NE, 6th Floor, Atlanta, Georgia 30309.  At the Annual Meeting, we will address all business that may properly come before the meeting and vote on the following matters:

1)	The election of three Class I Directors; and

2)	The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2010.

Shareholders of record at the close of business on March 26, 2010 are entitled to receive notice of, attend, and vote at the Annual Meeting.  Your vote is very important.  Whether or not you plan to attend the Annual Meeting, to ensure that your shares are represented at the Annual Meeting, please complete, sign, date, and return the proxy card in the envelope provided or submit your voting instructions by telephone or over the internet.

If you plan to attend the Annual Meeting and are a registered shareholder, please bring the invitation attached to your proxy card.  If your shares are registered in the name of a bank or your broker, please bring your bank or brokerage statement showing your beneficial ownership with you to the Annual Meeting or request an invitation by writing to me at the address set forth above.

Important Notice Regarding the Availability of Proxy Materials for the
2010 Annual Meeting of Shareholders of Carter’s, Inc. to be held on May 13, 2010:
The proxy materials and the Annual Report to Shareholders are available at
http://www.ir-site.com/carters/annualmeetingmaterials.asp

By order of the Board of Directors,

Brendan M. Gibbons
Senior Vice President of Legal & Corporate Affairs,
General Counsel, and Secretary
Atlanta, Georgia
April 9, 2010

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Why am I receiving this proxy statement?

The Board of Directors of Carter’s, Inc. (“we,” “us,” “our,” “Carter’s,” or the “Company”) is soliciting proxies for our 2010 Annual Meeting of Shareholders on May 13, 2010 (the “Annual Meeting”).  This proxy statement and accompanying proxy card are being mailed on or about April 9, 2010 to shareholders of record as of March 26, 2010 (“record date”).

You are receiving this proxy statement because you owned shares of Carter’s common stock on the record date and are therefore entitled to vote at the Annual Meeting.  By use of a proxy, you can vote regardless of whether or not you attend the Annual Meeting.  This proxy statement provides information on the matters on which the Company’s Board of Directors (the “Board”) would like you to vote so that you can make an informed decision.

What is the purpose of the Annual Meeting?

The purpose of the Annual Meeting is for our shareholders to address all business that may properly come before the meeting and to vote on the following matters:

1.	The election of three Class I Directors (see page 10); and

2.	The ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for fiscal 2010 (see page 33).

Who is asking for my vote?

The Company is soliciting your proxy on behalf of the Board.  The Company is paying for the costs of this solicitation and proxy statement.

Who can attend the Annual Meeting?

All shareholders of record, or their duly appointed proxies, may attend the Annual Meeting.  As of the record date, there were 59,390,706 shares of common stock issued and outstanding.

What are my voting rights?

Each share of common stock is entitled to one vote on each matter submitted to shareholders at the Annual Meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer and Trust Company, you are considered the shareholder of record for these shares.  As the shareholder of record, you have the right to grant your voting proxy directly to persons listed on your proxy card or vote in person at the Annual Meeting.

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held “in street name.” These proxy materials are being forwarded to you together with a voting instruction card.  As a beneficial owner, you have the right to direct your broker, trustee, or nominee how to vote, and you are also invited to attend the Annual Meeting.  Because you are a beneficial owner and not the shareholder of record, you may not vote your shares in person at the Annual Meeting unless you obtain a proxy from the broker, trustee, or nominee that holds your shares.  Your broker, trustee, or nominee should have provided directions for you to instruct the broker, trustee, or nominee on how to vote your shares.

What is a broker non-vote?

   If you are a beneficial owner whose shares are held of record by a broker and you do not provide voting instructions to your broker, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.”  Your broker has discretionary authority to vote on Proposal Number Two, but not on Proposal Number One.  Therefore, for the first time this year, due to recent New York Stock Exchange (the “NYSE”) rule changes, your broker will not have discretion to vote on the election of Directors unless you specifically instruct your broker on how he or she should vote your shares by returning your completed and signed voting instruction card.

What are my choices when voting on the election of Class I Directors, and what vote is needed to elect the Director nominees?

In voting on the election of Class I Directors (Proposal Number One), shareholders may:

1.       vote for all nominees,

2.       vote to withhold authority for all nominees, or

3.       vote for all nominees, except specific nominees.

The three nominees for election as Class I Directors who receive the greatest number of votes will be elected as Class I Directors.  Votes that are withheld will be counted toward a quorum, but will be excluded entirely from the tabulation of votes for each nominee, and, therefore, will not affect the outcome of the vote on this Proposal.

What are my choices when voting on the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for fiscal 2010?

In voting on the ratification of PwC (Proposal Number Two), shareholders may:

1.       vote to ratify PwC’s appointment,

2.       vote against ratifying PwC’s appointment, or

3.       abstain from voting on ratifying PwC’s appointment.

The approval of Proposal Number Two requires the affirmative vote of the holders of a majority of the shares of common stock present or represented at the meeting.  Votes to abstain will be counted toward a quorum, but will be excluded entirely from the tabulation of votes for this Proposal, and, therefore, will have the effect of votes “against” this Proposal.

What constitutes a quorum?

A quorum is the minimum number of shares required to be present to transact business at the Annual Meeting.  Pursuant to the Company’s by-laws, the presence at the Annual Meeting, in person, by proxy, or by remote communication, of the holders of at least a majority of the shares entitled to be voted will constitute a quorum.  Broker non-votes and abstentions will be counted as shares that are present at the meeting for purposes of determining a quorum.  If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

How does the Board recommend that I vote?

Unless you give instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board.  The Board recommends a vote:

FOR the election of the nominees for Class I Directors (Proposal Number One); and

FOR the ratification of the appointment of PwC (Proposal Number Two).

How do I vote?

If you are a shareholder of record, you may vote in one of four ways.  First, you may vote by mail by signing, dating, and mailing your proxy card in the enclosed envelope.  Second, you may vote in person at the Annual Meeting.  Third, you may vote over the internet by completing the voting instruction form found at www.proxyvote.com.  You will need your proxy card when voting over the internet.  Fourth, you may vote by telephone by using a touch-tone telephone and calling 1-800-690-6903.

If your shares are held in a brokerage account or by another nominee, these proxy materials are being forwarded to you together with a voting instruction card.  Follow the instructions on the voting instruction card in order to vote your shares by proxy or in person.

Can I change my vote after I return my proxy card?

Yes.  Even after you have submitted your proxy card, you may change your vote at any time before your proxy votes your shares by submitting written notice of revocation to Brendan M. Gibbons, Senior Vice President of Legal & Corporate Affairs, General Counsel, and Secretary of Carter’s, Inc., at the Company’s address set forth in the Notice of the Annual Meeting, or by submitting another proxy card bearing a later date.  Alternatively, if you have voted by telephone or over the internet, you may change your vote by calling 1-800-690-6903 and following the instructions.  The powers granted by you to the proxy holders will be suspended if you attend the Annual Meeting in person, although attendance at the Annual Meeting will not by itself revoke a previously granted proxy.  If you hold your shares through a broker or other custodian and would like to change your voting instructions, please review the directions provided to you by that broker or custodian.

May I vote confidentially?

    Yes.  Our policy is to keep your individual votes confidential, except as appropriate to meet legal requirements, to allow for the tabulation and certification of votes, or to facilitate proxy solicitation.

Who will count the votes?

    A representative of Broadridge Financial Solutions, Inc. will count the votes and act as the inspector of election for the Annual Meeting.

What happens if additional matters are presented at the Annual Meeting?

    As of the date of this proxy statement, the Board knows of no matters other than those set forth herein that will be presented for determination at the Annual Meeting.  If, however, any other matters properly come before the Annual Meeting and call for a vote of shareholders, the Board intends proxies to be voted in accordance with the judgment of the proxy holders.

Where can I find the voting results of the Annual Meeting?

    We intend to announce preliminary voting results at the Annual Meeting and publish final results in our current report on Form 8-K within four business days after the Annual Meeting.

What is “householding” of the Annual Meeting materials?

The Securities and Exchange Commission (the “SEC”) has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers “household” proxy materials, delivering a single proxy statement and annual report to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.  If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, or if you are receiving multiple copies of the proxy statement and annual report and wish to receive only one, please notify your broker if your shares are held in a brokerage account, or the Company if you hold shares registered directly in your name. You can notify the Company by sending a written request to Mr. Gibbons at the Company’s address set forth in the Notice of the Annual Meeting or by calling us at (404) 745-2889.

How may I obtain a copy of the Company’s Annual Report?

A copy of our fiscal 2009 Annual Report accompanies this proxy statement and is available at http://www.ir-site.com/carters/annualmeetingmaterials.asp.  Shareholders may also obtain a free copy of our Annual Report by sending a request in writing to Mr. Gibbons at the Company’s address set forth in the Notice of the Annual Meeting.

When are shareholder proposals due for consideration in next year’s proxy statement or at next year’s annual meeting?

    Any proposals to be considered for inclusion in next year’s proxy statement must be submitted in writing to Mr. Gibbons at the Company’s address set forth in the Notice of the Annual Meeting, and must be received prior to the close of business on December 10, 2010.  There are additional requirements under our by-laws and the proxy rules to present a proposal, including continuing to own a minimum number of shares of our stock until next year’s annual meeting and appearing in person at the annual meeting to explain your proposal.  Shareholders who wish to make a proposal to be considered at next year’s annual meeting, other than proposals to be considered for inclusion in next year’s proxy statement, must notify the Company in the same manner specified above no earlier than January 13, 2011 and no later than February 12, 2011.

Who can help answer my questions?

If you have any questions about the Annual Meeting or how to submit or revoke your proxy, or to request an invitation to the Annual Meeting, contact Mr. Gibbons at the Company’s address set forth in the Notice of the Annual Meeting.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE INFORMATION
Board of Directors

    The Board believes that each Director, including the nominees for election as Class I Directors (Proposal Number One), has valuable skills and experiences that, taken together, provide the Company with the variety and depth of knowledge, judgment, and strategic vision necessary to provide effective oversight of the Company’s business operations.  Our Directors have extensive experience in different fields, including apparel and retail (Ms. Castagna and Messrs. Casey, Fulton, Pulver, and Whiddon); brand marketing (Ms. Brinkley, Ms. Castagna, and Mr. Cleverly); logistics and technology (Mr. Whiddon); global sourcing (Mr. Welch); and finance and accounting (Messrs. Bloom, Casey, Montgoris, Pulver, and Whiddon).

The Board also believes that, as indicated in the following biographies, each Director has demonstrated significant leadership skills as chief executive officers (Ms. Castagna, Mr. Casey, and Mr. Pulver); division presidents (Messrs. Cleverly, Fulton, and Welch); and other senior executive officers (Messrs. Bloom, Montgoris, and Whiddon, and Ms. Brinkley).  In addition, each Director has significant experience in the oversight of public companies due to his or her services as a Director of Carter’s, Inc. and other companies.

Bradley M. Bloom became a Director in August 2001.  Mr. Bloom is a Managing Director of Berkshire Partners LLC, (“Berkshire Partners”) which he co-founded in 1986.  He is or has been a director of several of Berkshire Partners’ consumer and retailing companies.  Mr. Bloom is a current director of Citizens of Humanity Holding Company LLC, Gordon Brothers Group, and Grocery Outlet, Inc.  He is a former director of Bare Escentuals, Inc., Acosta, Inc., Sterling, Inc., America’s Best Contacts and Eyeglasses, L.P., and Miami Cruiseline Services Holdings I.B.V.

Amy Woods Brinkley became a Director in February 2010.  Ms. Brinkley is the Manager of AWB Consulting, LLC, which provides risk management consulting and executive coaching services.  Ms. Brinkley retired from Bank of America Corporation in 2009 after spending more than 30 years with the company.  Ms. Brinkley served as its Chief Risk Officer from 2002 through mid-2009.  Prior to 2002, Ms. Brinkley served as President of the company’s Consumer Products division and was responsible for the credit card, mortgage, consumer finance, telephone, and eCommerce businesses.  Before that, Ms. Brinkley held positions of Executive Vice President and marketing executive overseeing the company’s Olympic sponsorship and its national rebranding and name change.  Ms. Brinkley is currently a director of the Bank of America Charitable Foundation, and also serves as a trustee for the Princeton Theological Seminary and on the board of commissioners for the Carolinas Healthcare System.

Michael D. Casey became a Director in August 2008 and was named Chairman of the Board of Directors in August 2009.  Mr. Casey joined the Company in 1993 as Vice President of Finance.  Mr. Casey was named Senior Vice President of Finance in 1997, Senior Vice President and Chief Financial Officer in 1998, Executive Vice President and Chief Financial Officer in 2003, and Chief Executive Officer in 2008.  Prior to joining the Company, Mr. Casey was a Senior Manager with Price Waterhouse LLP, a predecessor firm to PricewaterhouseCoopers LLP.

Vanessa J. Castagna became a Director in November 2009.  Ms. Castagna served as Executive Chairwoman of Mervyns, LLC from 2005 until early 2007.   Ms. Castagna previously served as Chairwoman and Chief Executive Officer of JCPenney Stores, Catalog and Internet for J. C. Penney Co. from 2002 through 2004.  While at JCPenney, Ms. Castagna also served as its Chief Operating Officer from 1990 to 2002.  Prior to that, Ms. Castagna held various senior-level merchandising positions at Target, Walmart, and Marshall’s.  Ms. Castagna is currently a director of Levi Strauss & Co. and SpeedFC, Inc.

A. Bruce Cleverly became a Director in March 2008.  Mr. Cleverly retired as President of Global Oral Care from Procter & Gamble Company/The Gillette Company in September 2007, a position he held since 2005.  Mr. Cleverly joined The Gillette Company in 1975 as a Marketing Assistant and held positions of increasing responsibility in product management.  In 2001, Mr. Cleverly became President of Gillette’s worldwide Oral Care business.  In October 2005, Mr. Cleverly became President of The Procter & Gamble Company’s Global Oral Care division.  Mr. Cleverly is a director of Rain Bird Corporation and a member of the Alumni Council of Phillips Academy.

Paul Fulton became a Director in May 2002.  Mr. Fulton retired as President of Sara Lee Corporation in 1993 after spending 34 years with the company.  He is currently non-Executive Chairman of the Board of Bassett Furniture Industries, Inc. and a director of Premier Commercial Bank.  Mr. Fulton was previously a director at Bank of America Corporation, where he served from 1993 to 2007; Lowe’s Companies, Inc., where he served from 1996 to 2007; and Sonoco Products Company, Inc., where he served from 1989 to 2005.

William J. Montgoris became a Director in August 2007.  Mr. Montgoris retired as Chief Operating Officer of The Bear Stearns Companies, Inc. in 1999, a position he held since August 1993.  While at Bear Stearns, Mr. Montgoris also served as the company’s Chief Financial Officer from April 1987 until October 1996.  Mr. Montgoris is currently a lead independent director of Stage Stores, Inc. and a director of Office Max Incorporated.

David Pulver became a Director in January 2002.  Mr. Pulver has been a private investor for more than 25 years and is the President of Cornerstone Capital, Inc.  Mr. Pulver was previously a director of Hearst-Argyle Television, Inc., where he served from 1997 through 2009 and Costco Wholesale Corporation, where he served from 1983 through 1993.  Mr. Pulver was also previously a trustee of Colby College, where he served from 1983 through 2009.  Mr. Pulver was a founder of The Children’s Place, Inc., and served as its Chairman and Co-Chief Executive Officer until 1982.

John R. Welch became a Director in February 2003.  Mr. Welch retired as President of Mast Industries (Far East) Ltd., a leading global sourcing company, in April 2002 after spending 18 years with the company.  Mr. Welch also served as Executive Vice President of Operations at Warnaco Knitwear, a division of Warnaco, Inc. from August 1978 to December 1983.  Mr. Welch is currently a director of Brandot International Ltd.

Thomas E. Whiddon became a Director in August 2003.  Mr. Whiddon retired as Executive Vice President-Logistics and Technology of Lowe’s Companies, Inc. in March 2003, a position he held since 2000.  From 1996 to 2000, Mr. Whiddon served as Lowe’s Chief Financial Officer.  Since his retirement, Mr. Whiddon has worked as a consultant, serving various companies in executive capacities on an interim basis.  Mr. Whiddon is currently a director of Sonoco Products Company, Inc. and of Dollar Tree Stores, Inc.  Mr. Whiddon has been an Advisory Director of Berkshire Partners since October 2005 and previously served as a director of Bare Escentuals, Inc.

Board Leadership Structure

    The Company’s Corporate Governance Principles provide that positions of Chairman of the Board of Directors and Chief Executive Officer may be combined if the non-management Directors determine it is in the best interest of the Company.  In August 2009, the non-management Directors appointed Mr. Casey, who was the then-current Chief Executive Officer and a sitting Board member, as Chairman.  In making the decision to combine the positions of the Chairman and Chief Executive Officer, the non-management Directors took into consideration Mr. Casey’s 16 years of management, finance, and administrative leadership experience at the Company and his extensive knowledge of, and experience with, all other aspects of the Company’s business, including with its employees, customers, vendors, and shareholders.  Having Mr. Casey serve as both Chairman and Chief Executive Officer helps promote unified leadership and direction for both the Board and management.

In August 2009, in connection with Mr. Casey’s appointment as Chairman, the non-management Directors also created the position of Lead Independent Director and appointed Thomas E. Whiddon to serve in that role.  The non-management Directors created the Lead Independent Director position to, among other things, ensure that the non-management Directors maintain proper oversight of management and Board process. The responsibilities of the Lead Independent Director include:

•	serving as an advisor to the Chief Executive Officer on Board, executive management, and other vital matters;

•	serving as a liaison between non-management Directors and the Chief Executive Officer;

•	providing annual Board assessment and other feedback to the Chief Executive Officer;

•	advising the Chief Executive Officer on the Board’s informational needs;

•	consulting on Board meeting materials, schedules, and agendas;

•	calling and presiding over executive sessions of non-management Directors;

•	presiding at the Board meetings in the absence of the Chairman; and

•	after consultation with the Chief Executive Officer, communicating with major shareholders or other interested parties, as appropriate.

Risk Oversight

    The Company’s senior management has responsibility for assessing, managing, and mitigating the Company’s strategic, financial, and operational risks, while the Board and its committees are responsible for overseeing management’s efforts in these areas.  The Board is responsible for strategic risk oversight, such as succession planning, growth plans, and product and channel diversification.  The Board receives regular updates from senior management on such strategic risks at its Board meetings and more frequently, as appropriate.  The Board’s Audit Committee is responsible for overseeing the Company’s policies and procedures for assessing, managing, and mitigating its financial and operational risks.  The Audit Committee receives regular updates from the Company’s risk management committee and senior management relating to the Company’s efforts in these areas.  The Board’s Compensation Committee considers the risks associated with the Company’s compensation policies and practices with respect to both executive compensation and compensation generally.  In February 2010, our Compensation Committee reviewed the Company’s compensation policies and practices to confirm that they do not encourage unnecessary or excessive risks.

Executive Sessions

    Executive sessions of non-management Directors are held at least four times a year, and executive sessions of independent, non-management Directors are held at least once a year.  Any non-management Director can request that an additional executive session be scheduled.  The Board’s Lead Independent Director presides at the executive sessions of non-management Directors.

Board Committees

    Our Board has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.  The Board may also establish other committees to assist in the discharge of its responsibilities.

Audit Committee

    The members of our Audit Committee are Messrs. Montgoris, Pulver, and Whiddon.  Mr. Pulver serves as Chairman of the committee.  During fiscal 2009, the Audit Committee held eighteen meetings.  The primary responsibilities of the Audit Committee include:

•	oversight of the quality and integrity of the consolidated financial statements, including the accounting, auditing, and reporting practices of the Company;

•	oversight of the Company’s internal controls over financial reporting;

•	appointment of the independent registered public accounting firm and oversight of its performance, including its qualifications and independence;

•	oversight of the Company’s compliance with legal and regulatory requirements; and

•	oversight of the performance of the Company’s internal audit function.

The Audit Committee operates pursuant to a written charter that addresses the requirements of the NYSE’s listing standards.  The charter is available on our website at www.carters.com or in print by contacting Mr. Gibbons at the Company’s address set forth in the Notice of the Annual Meeting.  The Board has determined that each member of the Audit Committee is independent and meets the financial literacy requirements set forth in the NYSE’s listing standards.  The Board has also determined that each member of the Audit Committee is an “audit committee financial expert” as defined by the SEC.

The Audit Committee Report is included in this proxy statement on page 32.

Compensation Committee

The members of our Compensation Committee are Messrs. Cleverly, Fulton, and Welch.  Mr. Fulton serves as Chairman of the committee.  During fiscal 2009, the Compensation Committee held four meetings.  The primary responsibilities of the Compensation Committee include:

•
establishing the Company’s philosophy, policies, and strategy relative to executive compensation, including the mix of base salary and short-term and long-term incentive compensation within the context of stated guidelines for compensation relative to peer companies;

•	evaluating the performance of the Chief Executive Officer and other executive officers relative to approved performance goals and objectives;

•	setting the compensation of the Chief Executive Officer and other executive officers based upon an evaluation of their performance;

•	assisting the Board in developing and evaluating candidates for key executive positions and ensuring a succession plan is in place for the Chief Executive Officer and other executive officers;

•	evaluating compensation plans, policies, and programs with respect to the Chief Executive Officer, other executive officers, and non-management Directors;

•	monitoring and evaluating benefit programs for the Company’s Chief Executive Officer and other executive officers; and

•	producing an annual report on executive compensation for inclusion in the Company’s annual proxy statement. This years Compensation Committee Report is included in this proxy statement on page 22.

The Compensation Committee operates pursuant to a written charter that addresses the requirements of the NYSE’s listing standards.  The charter is available on our website at www.carters.com or in print by contacting Mr. Gibbons at the Company’s address set forth in the Notice of the Annual Meeting.  The Board has determined that each member of the Compensation Committee is independent as defined in the NYSE’s listing standards.

Compensation Committee Interlocks and Insider Participation

    None of the members of our Compensation Committee serving during fiscal 2009 has been an officer or other employee of the Company.  None of our executive officers has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board.

Nominating and Corporate Governance Committee

    The members of our Nominating and Corporate Governance Committee are Ms. Castagna and Messrs. Bloom, Welch, and Whiddon.  Ms. Castagna was appointed to serve on the committee on February 18, 2010.  Mr. Welch serves as Chairman of the committee.  During fiscal 2009, the Nominating and Corporate Governance Committee held four meetings.  The primary responsibilities of the Nominating and Corporate Governance Committee include:

•	identifying and recommending candidates qualified to become Board members;

•	recommending Directors for appointment to Board Committees; and

•	developing and recommending to the Board a set of corporate governance principles and monitoring the Company’s compliance with and effectiveness of such principles.

The Nominating and Corporate Governance Committee operates pursuant to a written charter that addresses the requirements of the NYSE’s listing standards.  The charter is available on our website at www.carters.com or in print by contacting Mr. Gibbons at the Company’s address set forth in the Notice of the Annual Meeting.  The Board has determined that each member of the Nominating and Corporate Governance Committee is independent as defined in the NYSE’s listing standards.

Consideration of Director Nominees

    The Nominating and Corporate Governance Committee regularly assesses the appropriateness of the size of the Board of Directors.  In the event that vacancies occur or are anticipated, the Committee will consider prospective nominees that come to its attention through current Board members, professional search firms, or certain shareholders.  The Board believes that it is appropriate to limit the group of shareholders who can propose nominees due to time constraints on the Nominating and Corporate Governance Committee.  The Committee will consider persons recommended by shareholders who hold more than 1% of our common stock for inclusion as nominees for election to the Board if the names of such persons are submitted to Mr. Gibbons at the Company’s address set forth in the Notice of the Annual Meeting.  This submission must be made in writing and in accordance with our by-laws, including mailing the submission in a timely manner and including the nominee’s name, address, and qualifications for Board membership.

When evaluating a potential candidate for membership on the Board, the Committee considers each candidate’s skills and experience and assesses the needs of the Board and its committees at that point in time.  Although the Committee does not have a formal policy on diversity, it believes that diversity is an important factor in determining the composition of the Board, and seeks to have Board members with diverse backgrounds, experiences, and points of view.  In connection with its assessment of all prospective nominees, the Committee will determine whether to interview such prospective nominees, and if warranted, one or more members of the Committee, and others as appropriate, will interview such prospective nominees in person or by telephone.  Once this evaluation is completed, if warranted, the Committee recommends candidates to the Board for nomination, and the Board determines whether or not to select the nominees after considering the recommendation of the Committee.

Interested Party Communications

    A shareholder or other interested party may submit a written communication to the Board, non-management Directors, or Lead Independent Director.  The submission must be delivered to Mr. Gibbons at the Company’s address set forth in the Notice of the Annual Meeting.

The Board, non-management Directors, or Lead Independent Director may require the submitting shareholder to furnish such information as may be reasonably required or deemed necessary to sufficiently review and consider the submission of such shareholder.

Each submission will be forwarded, without editing or alteration, to the Board, non-management Directors, or Lead Independent Director, as appropriate, at, or prior to, the next scheduled meeting of the Board.  The Board, non-management Directors, or Lead Independent Director, as appropriate, will determine, in their sole discretion, the method by which such submission will be reviewed and considered.

Corporate Governance Principles and Code of Ethics

    The Company is committed to conducting its business with the highest level of integrity and maintaining the highest standards of corporate governance.  Our Corporate Governance Principles and our Code of Business Ethics and Professional Conduct provide the structure within which our Board and management operate the Company.  The Company’s Code of Business Ethics and Professional Conduct applies to all Directors and Company employees, including the Company’s executive officers.  Our Corporate Governance Principles and Code of Business Ethics and Professional Conduct are available on the Company’s website at www.carters.com or in print by contacting Mr. Gibbons at the Company’s address set forth in the Notice of the Annual Meeting.

Director Independence

    The NYSE listing standards and the Company’s Corporate Governance Principles require a majority of the Company’s Directors to be independent from the Company and the Company’s management.  For a Director to be considered independent, the Board must determine that the Director has no direct or indirect material relationship with the Company.  The Board considers all relevant information provided by each Director regarding any relationships each Director may have with the Company or management.  To assist it in making such independence determinations, the Board has established the following independence tests, which address all the specific independence tests of the NYSE’s listing standards.  A Director will not be considered independent if:

•
(a) the Director is, or within the last three years has been, employed by the Company; or (b) an immediate family member of the Director is, or within the last three years has been, employed as an executive officer of the Company;

•
the Director, or an immediate family member of the Director, has received, during any twelve-month period within the last three years, direct compensation from the Company exceeding $120,000, other than Director or committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•
(a) the Director, or an immediate family member of the Director, is a current partner of a firm that is the Company’s internal auditor or independent registered public accounting firm; (b) the Director is a current employee of such a firm; (c) the Director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance, or tax compliance (but not tax planning) practice; or (d) the Director, or an immediate family member of the Director, was, within the last three years (but is no longer), a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•
the Director, or an immediate family member of the Director, is, or within the last three years has been, employed as an executive officer of another company where any of the Company’s present executive officers serve or served on that company’s compensation committee;

•
the Director is a current employee, or has an immediate family member who is an executive officer, of another company that has made payments to, or receives payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1.0 million, or 2%, of such other company’s consolidated gross revenues;

•	the Director, or an immediate family member of the Director, is, or within the last three years has been, employed by a company that has a director who is an officer of the Company;

•
the Director serves as an officer, director, or trustee, or as a member of a fund raising organization or committee of a not-for-profit entity to which the Company made, in any of the last three fiscal years, contributions in excess of the greater of (i) $50,000, or (ii) 2% of the gross annual revenues or charitable receipts of such entity; or

•
the Director is, or within the last three years has been, an executive officer of another company that is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other exceeds 1% of the total consolidated assets of such company.

Applying these standards, the Board has determined that all of our non-management Directors are independent.

PROPOSAL NUMBER ONE

ELECTION OF CLASS I DIRECTORS

The Board proposes that the three Class I Director nominees be re-elected to the Board to serve until 2013.  The Company’s Board is divided into three classes with each Director serving a three-year term or until his or her earlier resignation, death, or removal.  In addition to the three Class I nominees, the Company’s current Class II and Class III Directors are listed below.  Each nominee currently serves as a Class I Director.

Class I Nominees—Terms Expiring at the Annual Meeting

Name	Age
Vanessa J. Castagna	60
William J. Montgoris	63
David Pulver	68

The individuals who will continue to serve as Class II and Class III Directors after the Annual Meeting are:

Class II Directors—Terms Expiring in 2011

Name	Age
Bradley M. Bloom	57
Amy Woods Brinkley	54
Michael D. Casey	49
A. Bruce Cleverly	64

Class III Directors—Terms Expiring in 2012

Name	Age
Paul Fulton	75
John R. Welch	78
Thomas E. Whiddon	57

The Board recommends a vote FOR the election of Vanessa J. Castagna, William J. Montgoris, and David Pulver as Class I Directors.

Vote Required

    The three nominees for election as Class I Directors who receive the greatest number of votes will be elected as Class I Directors.  Votes may be cast in favor of all nominees, withheld for all nominees, or for all nominees, except specific nominees.  Votes that are withheld will be counted toward a quorum, but will be excluded entirely from the tabulation of votes for each nominee, and, therefore, will not affect the outcome of the vote on this Proposal.  If you are the shareholder of record and grant your voting proxy without providing voting instructions, your shares will be voted FOR the election of the three Class I Director nominees.  If you hold your shares in a brokerage account and grant your voting instructions card to your broker without providing voting instructions, your shares WILL NOT be voted on the election of Class I Director nominees.

COMPENSATION OF DIRECTORS

Each of our non-management Directors receives an annual retainer and meeting fees, and each committee Chairman receives a separate retainer.  With respect to each Director who served on the Board for the full fiscal 2009, each such Director’s annual retainer was comprised of a $20,000 cash payment and a grant of our common stock valued at approximately $100,000.  Ms. Castagna, who joined the Board in November 2009, received a pro-rated cash retainer and common stock grant.  Each Director received meeting fees of $2,500 for each regularly scheduled Board meeting, $1,000 for each special Board meeting, and $1,000 for each regularly scheduled or special meeting of our standing Board committees.

In fiscal 2009, the Chairman of our Audit Committee received a $20,000 cash retainer, and the Chairmen of our Compensation and Nominating and Corporate Governance Committees each received $10,000 cash retainers.  The Lead Independent Director received a pro-rated cash retainer of $10,000 in fiscal 2009; the full-year cash retainer is $20,000.  In addition, as a new non-management Director, Ms. Castagna was granted a one-time grant of restricted common stock valued at approximately $100,000.  This restricted stock “cliff vests” three years following from the date of grant.

We reimburse Directors for travel expenses incurred in connection with attending Board and committee meetings and for other expenses incurred while conducting Company business.  We pay no additional compensation to Mr. Casey for serving on the Board.  There are no family relationships among any of the Directors or our executive officers.

The following table provides information concerning the compensation of our non-management Directors for fiscal 2009.

FISCAL 2009 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash (b)		Stock Awards ($) (c)		Option Awards ($)	Total ($)
Bradley M. Bloom (a)	$38,500		$100,006		--	$138,506
Vanessa J. Castagna	$5,833		$116,667	(d)	--	$122,500
A. Bruce Cleverly	$49,500	(e)	$100,006		--	$149,506
Paul Fulton	$49,500		$100,006		--	$149,506
William J. Montgoris	$45,000		$100,006		--	$145,006
David Pulver	$68,500		$100,006		--	$168,506
John R. Welch	$55,500		$100,006		--	$155,506
Thomas E. Whiddon	$63,000		$100,006		--	$163,006

(a)	All compensation earned by Mr. Bloom was paid to Berkshire Partners.

(b)	This column reports the amount of cash compensation earned in fiscal 2009 through annual cash retainers and meeting fees.

(c)	On May 14, 2009, we issued each of our non-management Directors (except Ms. Castagna) 4,808 shares of common stock with a grant date fair value of $20.80 per share.

(d)
Upon joining the Board in November 2009, the Company issued Ms. Castagna 748 shares of common stock and 4,486 shares of restricted stock, which “cliff vest” in November 2012.  These shares had a grant date fair value of $22.29 per share.  In accordance with accounting guidance on share-based payment, we assume the restricted shares will vest in November 2012 and record the related expense ratably over the vesting period.

(e)	Mr. Cleverly received a $10,000 retainer for his services as Chairman of our Transition Committee, which was established to assist Mr. Casey in the transition into his role as Chief Executive Officer.

For stock options, the fair value is calculated based on assumptions summarized in Note 6 to our audited consolidated financial statements which are included in our Annual Report on Form 10-K.  For complete beneficial ownership information of our common stock for each Director, see heading “Securities Ownership of Beneficial Owners, Directors, and Executive Officers” on page 29.

EXECUTIVE OFFICERS’ BIOGRAPHICAL INFORMATION AND EXPERIENCE

The following table sets forth the name, age, and position of each of our executive officers as of the date of this proxy statement.

Name	Age	Position
Michael D. Casey	49	Chairman of the Board of Directors, Chief Executive Officer, and President
Lisa A. Fitzgerald	47	Executive Vice President and Brand Leader for OshKosh B’gosh
Brendan M. Gibbons	34	Senior Vice President of Legal & Corporate Affairs, General Counsel, and Secretary
Brian J. Lynch	47	Executive Vice President and Brand Leader for Carter’s
James C. Petty	51	President of Retail Stores
Richard F. Westenberger	41	Executive Vice President and Chief Financial Officer
Charles E. Whetzel, Jr.	59	Executive Vice President and Chief Supply Chain Officer
Jill A. Wilson	43	Senior Vice President of Human Resources and Talent Development

Michael D. Casey joined the Company in 1993 as Vice President of Finance.  Mr. Casey was named Senior Vice President of Finance in 1997, Senior Vice President and Chief Financial Officer in 1998, Executive Vice President and Chief Financial Officer in 2003, and Chief Executive Officer in 2008.  Mr. Casey became a Director in 2008 and was named Chairman of the Board of Directors in 2009.  Prior to joining the Company, Mr. Casey was a Senior Manager with Price Waterhouse LLP, a predecessor firm to PricewaterhouseCoopers LLP.

Lisa A. Fitzgerald joined the Company in 2010 as Executive Vice President and Brand Leader for OshKosh B’gosh.  Prior to joining the Company, Ms. Fitzgerald was with Lands’ End, Inc., a specialty apparel division of Sears Holdings Corporation, having served most recently as Executive Vice President of Merchandising, Design, and Creative, and as Interim President in 2008.  Prior to Lands’ End, Inc., Ms. Fitzgerald worked for Gymboree as Vice President and General Merchandise Manager for its Baby product line.

Brendan M. Gibbons joined the Company in 2004 as Vice President, General Counsel, and Secretary.  In 2008, Mr. Gibbons’ role was expanded to include the Company’s corporate compliance department and in 2009, its social responsibility and consumer relations departments.  In 2010, Mr. Gibbons was promoted to Senior Vice President of Legal & Corporate Affairs, General Counsel, and Secretary.  Mr. Gibbons joined the Company from Ropes & Gray LLP where, among other responsibilities, he counseled private and public companies on governance, compliance, and general corporate and securities matters.

Brian J. Lynch joined the Company in 2005 as Vice President of our Baby product line.  In 2007, his role was expanded to take on responsibility for the Company’s Sleepwear product line.  Mr. Lynch was promoted to Senior Vice President in 2008, assuming responsibility for the Company’s Playwear product line as well as for Carter’s brand marketing.  In 2009, Mr. Lynch was promoted to Executive Vice President and Brand Leader for Carter’s.  Prior to joining the Company, Mr. Lynch was with The Walt Disney Company for nine years in various merchandising, brand management, and strategy roles in the Disney Parks & Resorts division.  Prior to Disney, Mr. Lynch worked for Champion Products, a division of Sara Lee Corporation.

James C. Petty joined the Company in 2007 as President of Retail Stores.  Prior to joining the Company, Mr. Petty served as President and Chief Executive Officer of PureBeauty, Inc. from 2005 to 2006.  From 1997 to 2004, Mr. Petty held various positions at Tween Brands, Inc., formerly Too, Inc., including President, General Manager – Limited Too Division, Executive Vice President, Stores and Real Estate; Senior Vice President, Stores; and Vice President, Stores, Limited Too Division.  Prior to 1997, Mr. Petty held various positions at Gap, Inc.

Richard F. Westenberger joined the Company in 2009 as Executive Vice President and Chief Financial Officer.  Prior to joining the Company, Mr. Westenberger served as Vice President of Corporate Finance and Treasurer of Hewitt Associates, Inc. from 2006 to 2008.  Prior to Hewitt, Mr. Westenberger was Senior Vice President and Chief Financial Officer of Lands' End, Inc., a specialty apparel division of Sears Holdings Corporation.  During his ten years at Sears, Mr. Westenberger held various other senior financial management positions, including Vice President of Corporate Planning and Analysis and Vice President of Investor Relations.  Prior to Sears, Mr. Westenberger was with Kraft Foods, Inc.  He began his career at Price Waterhouse LLP, a predecessor firm to PricewaterhouseCoopers LLP, and is a certified public accountant.

Charles E. Whetzel, Jr. joined the Company in 1992 as Executive Vice President of Operations.  Mr. Whetzel was promoted to Executive Vice President of Manufacturing in 1997, Executive Vice President of Global Sourcing in 2000, and Executive Vice President and Chief Sourcing Officer in 2005.  In 2010, Mr. Whetzel was promoted to Executive Vice President and Chief Supply Chain Officer.  Mr. Whetzel began his career at Aileen, Inc. in 1971 in the Quality function and was later promoted to Vice President of Apparel.  Following Aileen, Inc., Mr. Whetzel held positions of increased responsibility with Health-Tex, Inc., Mast Industries, Inc., and Wellmade Industries, Inc.  In 1988, Mr. Whetzel joined Bassett-Walker, Inc. and was later promoted to Vice President of Manufacturing for The HD Lee Company, Inc.

Jill A. Wilson joined the Company in 2009 as Vice President of Human Resources.  In 2010, Ms. Wilson was promoted to Senior Vice President of Human Resources and Talent Development.  Ms. Wilson joined the Company after more than 20 years with The May Company and Macy’s.  While at Macy’s, Ms. Wilson held various Human Resources positions of increasing responsibility, including Group Vice President of Human Resources.  Ms. Wilson has extensive experience in a broad range of human resources disciplines, including talent management, organizational development, compensation, and talent acquisition.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis, or CD&A, is intended to provide information regarding the Company’s executive compensation program and practices.  This CD&A covers a variety of topics, including the Company’s compensation philosophy regarding executive compensation, the role of our Compensation Committee in setting the compensation of our executive officers, including our named executive officers, and our executive compensation decisions for fiscal 2009.

Our named executive officers for fiscal 2009 were: Michael D. Casey, Chief Executive Officer; Richard F. Westenberger, Executive Vice President and Chief Financial Officer; Charles E. Whetzel, Jr., Executive Vice President and Chief Supply Chain Officer; James C. Petty, President of Retail Stores; David A. Brown, former Executive Vice President and Chief Operations Officer; and Andrew B. North, Vice President of Finance and former Interim Chief Financial Officer.  Mr. Westenberger joined the Company as Executive Vice President and Chief Financial Officer on January 19, 2009.  Mr. Whetzel was promoted to Executive Vice President and Chief Supply Chain Officer and assumed Mr. Brown’s responsibilities after Mr. Brown retired on January 15, 2010.  Mr. North, who served as our Interim Chief Financial Officer between August 1, 2008 and January 19, 2009, continues to serve as a Vice President of Finance.

Compensation Philosophy

The Company is committed to achieving long-term, sustainable growth and increasing shareholder value.  The Company’s compensation program for our named executive officers is designed to support these objectives and encourage strong financial performance on an annual and long-term basis by linking a significant portion of our named executive officers’ total compensation to Company performance in the form of incentive compensation.  The principal elements of the compensation structure for our named executive officers, which are discussed in more detail below, are base salary, annual performance bonus, and equity incentives.

Together, the Company refers to these three elements as total direct compensation.  In addition, in fiscal 2009 and prior years, the Company offered certain perquisites and other personal benefits to certain of our named executive officers.  Starting in fiscal 2010, all of the perquisites and other personal benefits, with the exception of the Company’s 401(k) matching program, as described below under the heading “Perquisites and Other Personal Benefits,” have been eliminated.  Our named executive officers may also receive special bonuses in recognition of special circumstances or for superior performance.

The Company’s compensation philosophy is to set our named executive officers’ compensation at levels that will attract, motivate, and retain superior executive talent in a highly competitive environment.  In light of this philosophy, our Compensation Committee generally targets setting our named executive officers’ total direct compensation between the fiftieth and seventy-fifth percentile of compensation paid to executives in similar positions at companies set forth in the Total Remuneration Survey (the “Retail Survey”) conducted by the Hay Group, an independent compensation consultant engaged by our Compensation Committee.  The Compensation Committee generally targets setting our named executive officers’ maximum total direct compensation in the top quartile if superior performance is achieved.  In setting compensation for our named executive officers, the Compensation Committee also references the proxy compensation data of companies in our peer group, particularly when there are directly comparable positions in our peer group to those of our named executive officers, such as our Chief Executive Officer and Chief Financial Officer.

The Retail Survey is comprised of approximately 100 companies (listed in Appendix A) in the retail and wholesale industry and provides comparable compensation information by controlling for differences in companies’ revenue size and in the scope of responsibility of different executives.  Our peer group is comprised of companies in the retail or wholesale industries that primarily conduct business in apparel or related accessories, sell products under multiple brands through retail and outlet stores, and have net sales generally between one-half and two times the Company’s net sales.  In the beginning of fiscal 2009, our peer group was comprised of the following companies:

Abercrombie & Fitch Company	The Gymboree Corp.
Aeropostale, Inc.	J. Crew Group, Inc.
American Eagle Outfitters, Inc.	Oxford Industries, Inc.
Chico’s FAS, Inc.	Pacific Sunwear of California, Inc.
The Children’s Place Retail Stores, Inc.	Quiksilver, Inc.
Coach, Inc.	The Timberland Company
Coldwater Creek Inc.	Tween Brands Inc.

In August 2009, our Compensation Committee reviewed our peer group with the Hay Group and determined to remove Abercrombie & Fitch Company from the peer group, as it no longer fit the criteria described above and because of its compensation practices.  Based on this review, our Compensation Committee also determined to add Columbia Sportswear Company, Guess?, Inc., and The Warnaco Group, Inc. to our peer group in order to have additional companies that operate in the wholesale industry represented in our peer group.  Throughout fiscal 2009, our Compensation Committee reviewed compensation data from the Retail Survey and our peer group to compare the compensation of our named executive officers.

Although no changes were made to the Company’s overall compensation philosophy or structure, the Company took measures in fiscal 2009 to control and reduce costs in response to global economic conditions.  These measures included, except for promotions and other performance-based increases, holding our employees’ base salaries and performance bonus targets consistent with fiscal 2008 levels, including the salaries of our named executive officers, and suspending the Company’s 401(k) matching program in April 2009.  Beginning in October 2009, the Company re-instituted a 401(k) matching program, which provides matching at the discretion of the Company based on the Company’s performance.  In February 2010, the Company announced that contributions made to the Company’s 401(k) plan in the fourth quarter of fiscal 2009 would be matched 100% by the Company, with no limit on the percentage matched, subject to Internal Revenue Service limitations effective April 17, 2009.

Role of the Compensation Committee

Our Compensation Committee sets the total direct compensation of our named executive officers.  Our Compensation Committee also sets the financial performance targets for our named executive officers’ annual performance bonuses and the performance vesting terms for their equity awards.  Our Compensation Committee has engaged the Hay Group to advise it on executive and director compensation matters and to provide the Committee with data to benchmark the base salary, annual performance bonus, and long-term equity incentive compensation of our named executive officers.  The Hay Group serves at the direction of the Compensation Committee and meets privately with the Compensation Committee and with its Chairman.

To maintain the effectiveness of our executive compensation program, and to keep it consistent with our compensation philosophy, our Compensation Committee regularly reviews the reasonableness of compensation for our executive officers, including our named executive officers, and compares it with compensation data from the Retail Survey and our peer group.

In making compensation determinations for our named executive officers, our Compensation Committee principally takes into account:

(i)	the nature and scope of each officer’s responsibilities;

(ii)	the Company’s performance; and

(iii)	the comparative compensation data of companies in the Retail Survey and our peer group.

Our Compensation Committee also considers the recommendations of our Chief Executive Officer regarding the base salary, annual performance bonus, and long-term equity incentives of our named executive officers, other than himself.  In addition, our Chief Executive Officer makes recommendations to the Compensation Committee regarding the structure of our executive compensation program generally.

Total Direct Compensation

In setting a total direct compensation target for each named executive officer, our Compensation Committee considers both objective and subjective factors, including the scope of each officer’s responsibilities, Company performance, prior equity awards, potential future earnings from equity awards, retention needs, and comparative compensation data of companies in the Retail Survey and our peer group.  The Company’s compensation philosophy is to generally target total direct compensation for each of our named executive officers between the fiftieth and seventy-fifth percentile of compensation paid to executives in similar positions at companies set forth in the Retail Survey and our peer group, as appropriate, and to set our named executive officers total direct compensation in the top quartile if superior performance is achieved.  As discussed above under the heading “Compensation Philosophy,” our Compensation Committee determined to keep fiscal 2009 base salaries and bonus targets for our named executive officers at fiscal 2008 levels.

In fiscal 2009, as set forth in more detail in the Fiscal 2009 Summary Compensation Table, the total direct compensation of each of our named executive officers was as follows:

Total Direct Compensation
Chief Executive Officer	$4,440,741
Executive Vice President and Chief Financial Officer	$1,648,243
Executive Vice President and Chief Supply Chain Officer	$1,521,848
President of Retail Stores	$1,390,030
Former Executive Vice President and Chief Operations Officer	$1,493,167
Vice President of Finance and Former Interim Chief Financial Officer	$676,962

Base Salary

The Company’s compensation philosophy is to generally target our named executive officers’ base salaries at approximately the fiftieth percentile of the base salaries paid to executives in similar positions set forth in the Retail Survey and our peer group, as appropriate, while making adjustments in light of the objective and subjective factors discussed above.  As discussed above under the heading “Compensation Philosophy,” fiscal 2009 base salaries for our named executive officers remained at fiscal 2008 levels.  Mr. Westenberger’s base salary was approved by the Compensation Committee based on Mr. Westenberger’s compensation prior to joining the Company, negotiations with Mr. Westenberger at the time he was hired, and taking into consideration the data for similar positions at companies set forth in the Retail Survey and the proxy peer group.

The following table details the base salaries we provided in fiscal 2009 to each of our named executive officers and their corresponding base salaries for fiscal 2010, which will become effective May 2, 2010:

	Base Salary
Named Executive Officer	Fiscal 2009	Fiscal 2010

Michael D. Casey	$700,000	$760,000
Chairman of the Board and Chief Executive Officer

Richard F. Westenberger	$400,000	$425,000
Executive Vice President and Chief Financial Officer

Charles E. Whetzel, Jr.	$425,000	$475,000
Executive Vice President and Chief Supply Chain Officer

James C. Petty	$425,000	$480,000
President of Retail Stores

David A. Brown	$425,000	$--	(a)
Former Executive Vice President and Chief Operations Officer

Andrew B. North	$250,000	$--	(b)
Vice President of Finance and Former Interim Chief Financial Officer

(a)	Mr. Brown retired as Executive Vice President and Chief Operations Officer effective January 15, 2010.

(b)
Mr. North served as our Interim Chief Financial Officer from August 1, 2008 to January 19, 2009.  Mr. North continues to serve as Vice President of Finance, but is not expected to be a named executive officer in fiscal 2010.

Annual Performance Bonus

The Company makes annual cash performance bonuses a significant component of our named executive officers’ targeted total direct compensation, while maintaining the Company’s compensation philosophy to generally target total direct compensation between the fiftieth and seventy-fifth percentile of compensation paid to executives in similar positions set forth in the Retail Survey and our peer group, as appropriate, and in the top quartile when superior performance is achieved.  We believe this compensation program design aligns the interests of our named executive officers with the interests of our shareholders.

For each named executive officer, our Compensation Committee approves a target bonus that is a percentage of such named executive officer’s base salary.  In establishing these bonus targets, the Compensation Committee considers our named executive officers’ potential total direct compensation in light of the Company’s compensation philosophy and comparative compensation data.  As discussed above under the heading “Compensation Philosophy,” performance bonus targets for our named executive officers for fiscal 2009 remained consistent with the targets for fiscal 2008, and were as follows: 150% of base salary for Mr. Casey, 87.5% of base salary for Messrs. Brown and Whetzel, 75% of base salary for Messrs. Westenberger and Petty, and 50% of base salary for Mr. North.  In February 2010, our Compensation Committee set the following fiscal 2010 performance bonus targets for our named executive officers: 150% of base salary for Mr. Casey, and 75% of base salary for Messrs. Westenberger, Whetzel, and Petty.

The named executive officers can earn their annual performance bonuses based upon the Company’s achievement of financial performance targets pre-determined by the Compensation Committee.

In accordance with our Amended and Restated Annual Incentive Compensation Plan (the “Incentive Compensation Plan”), for fiscal 2009, the Compensation Committee used three financial performance metrics to determine the amount, if any, of annual performance bonuses to be paid under our Incentive Compensation Plan: net sales (weighted at 25%), adjusted earnings before interest and taxes (“adjusted EBIT”) (weighted at 25%), and adjusted earnings per share (“adjusted EPS”) (weighted at 50%).  Our Compensation Committee selected net sales, adjusted EBIT, and adjusted EPS as performance metrics because it believes they are key financial measures that are aligned with the interests of our shareholders and help to measure the quality of our earnings.

Our Compensation Committee has the discretion not to award performance bonuses, even if the Company achieves its financial performance targets, and to take into account personal performance in determining the percentage of each named executive officer’s annual performance bonus to be paid, if any.

Our named executive officers could have earned from 0% to 200% of their target performance bonus in fiscal 2009 based upon the Company’s achievement of the following financial targets, weighted at the following percentages:

	Net Sales ($ in billions) (25%)	Adjusted EBIT ($ in millions) (25%)	Adjusted EPS (50%)
25% of Target Performance Bonus	$1.497	$151.5	$1.47
100% of Target Performance Bonus	$1.520	$156.9	$1.52
200% of Target Performance Bonus	$1.550	$165.5	$1.62

Based on the Company’s fiscal 2009 net sales of $1.6 billion, adjusted EBIT of $213.0 million, and adjusted EPS of $2.15, our named executive officers would have earned 200% of their performance bonus targets for fiscal 2009.  However, prior to awarding performance bonus amounts to our named executive officers, our Compensation Committee considered what affect, if any, the Company’s restated financial results for certain periods in fiscal 2004 through fiscal 2008 (the “restated results”) should have on fiscal 2009 bonus payments to the named executive officers who served as executive officers during that time period, i.e., Messrs. Casey, Brown, and Whetzel.  Our Compensation Committee determined that based on the restated results and the pre-determined financial performance metrics approved by the Compensation Committee for such restated periods, there was a net overpayment of performance bonuses paid to Messrs. Casey, Brown, and Whetzel from fiscal 2004 through fiscal 2008, totaling approximately $240,000.  The Compensation Committee further determined that this aggregate net overpayment of bonuses for Messrs. Casey, Brown, and Whetzel should be deducted from the fiscal 2009 bonus payments for such named executive officers in proportion to the fiscal 2009 bonus payments that they would have otherwise earned.  Accordingly, Messrs. Casey, Brown, and Whetzel received adjusted fiscal 2009 annual cash bonuses of $1,960,426, $694,318, and $694,318, respectively, representing approximately 187% of their respective performance targets (as opposed to 200%).  Messrs. Westenberger, Petty, and North received bonuses of 200% of their respective performance bonus targets in the amounts of $600,000, $637,500, and $250,000, respectively.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to a company’s principal executive officer and the company’s three most highly compensated executive officers, other than its principal financial officer.  This limitation generally does not apply to performance-based compensation that is awarded under a plan that is approved by the shareholders of a company and that also meets certain other technical requirements.  Our compensation program for our named executive officers is intended to operate within the deductibility requirements under Section 162(m).  However, the Compensation Committee may decide, from time to time, to award compensation that is not fully deductible under Section 162(m) to ensure that our executive officers are compensated at a competitive level or for other reasons consistent with our compensation policies and philosophies.

Equity Incentives

Our Amended and Restated 2003 Equity Incentive Plan (the “Equity Incentive Plan”) allows for various types of equity awards, including stock options, restricted stock, stock appreciation rights, and deferred stock.  Awards under our Equity Incentive Plan are granted to recruit, motivate, and retain employees and in connection with promotions or increased responsibility.  Our Compensation Committee has only awarded time and performance-based stock options and time and performance-based restricted stock, although it could use other forms of equity awards in the future.

All awards under our Equity Incentive Plan must be approved by our Compensation Committee.  Our Compensation Committee determines the type, timing, and amount of equity awards granted to each of our named executive officers after considering their previous equity awards, base salary, and target annual performance bonus in light of the Company’s compensation philosophy.  Our Compensation Committee also considers the comparative compensation data in the Retail Survey and our peer group, and our desire to retain and motivate our named executive officers and to align their goals with the long-term goals of our shareholders.

Our Compensation Committee’s practice is to approve grants of stock options and restricted stock at regularly scheduled meetings.  Our Compensation Committee may also make equity grants at special meetings or by unanimous written consent.  In the future, our Compensation Committee may select a date subsequent to a regularly scheduled meeting on which to grant equity awards.  Our Compensation Committee sets the exercise prices of equity awards at the closing price of our common stock on the NYSE on the date of grant.

In considering the value of equity awards, we calculate the value of stock option awards by using the Black-Scholes option pricing valuation method and the value of restricted stock awards equal to the closing price of our common stock on the date of grant.  In addition, our Compensation Committee regularly reviews the equity ownership of our named executive officers compared to the Company’s minimum ownership guidelines.  Under the Company’s minimum ownership guidelines, no named executive officer may sell Company stock (other than to cover the tax obligations resulting from the vesting of Company restricted stock or from exercising vested stock options) unless he owns shares of Company stock with a total market value in excess of a multiple of his base salary.  The multiples for our named executive officers are as follows: Chief Executive Officer - seven times his base salary; Chief Supply Chain Officer - five times his base salary; our President of Retail Stores and Chief Financial Officer - three times their base salaries.  Each of our named executive officers has complied with these ownership guidelines.

In August 2009, the Compensation Committee adopted a new equity retention policy that applies to all of our named executive officers.  This policy requires that restricted stock granted to a named executive officer after January 1, 2009 be held for four years from the date of grant prior to sale, except for any sales of stock to cover tax obligations resulting from the vesting of such shares.  The equity retention policy also requires that shares acquired by our named executive officers from the exercise of vested options granted after January 1, 2009 be held for at least one year from the date of such vesting, except for any sales of stock to cover tax obligations from exercising such options.

For fiscal 2009, our Compensation Committee approved option and restricted stock grants for each named executive officer, other than Mr. Westenberger (whose equity awards are described below), based on the criteria described above.   In March 2009, Messrs. Casey, Whetzel, Petty, Brown, and North received an annual grant of time-based stock options of 100,000, 20,000, 25,000, 20,000, and 10,000 shares, respectively, and an annual grant of restricted stock of 50,000, 5,000, 7,000, 5,000, and 5,000 shares, respectively.  In connection with Mr. Brown’s retirement, his time-based stock options and shares of restricted stock that were granted in fiscal 2009 were forfeited as of January 15, 2010.

Mr. Westenberger’s equity awards were approved by the Compensation Committee based on Mr. Westenberger’s compensation prior to joining the Company, negotiations with Mr. Westenberger at the time of hire, and after taking into consideration the data for similar positions at companies in the Retail Survey and the proxy peer group. In February 2009, Mr. Westenberger was granted 20,000 time-based stock options and 10,000 shares of restricted stock.

In February 2010, our Compensation Committee approved annual grants of time-based stock options and restricted stock for fiscal 2010 as follows: 80,000 time-based stock options and 40,000 shares of restricted stock for Mr. Casey; 21,000 time-based stock options and 7,000 shares of restricted stock for Mr. Petty; and 13,000 time-based stock options and 4,000 shares of restricted stock for Messrs. Westenberger and Whetzel.

All of the time-based stock option and restricted stock awards granted to our named executive officers in fiscal 2009 and fiscal 2010 are subject to the equity retention policy described above and vest in four equal, annual installments on the anniversary of the grant date, contingent on the executive officer’s continued employment with the Company.

Employment Agreements

The Company maintains employment agreements that provide our Chief Executive Officer and certain named executive officers with, among other things, minimum base salary levels, annual performance bonus targets, and severance benefits.  The material terms of these agreements are summarized below.

Mr. Casey, Chief Executive Officer, and Mr. Whetzel, Executive Vice President and Chief Supply Chain Officer, have employment agreements with the Company that were entered into in August 2001, as amended.  These agreements automatically renew each year for one-year periods unless earlier terminated in accordance with their provisions.  Mr. Petty, President of Retail Stores, has an employment agreement with the Company that was entered into in May 2008, as amended.  The agreement with Mr. Petty automatically renews for one-year periods unless earlier terminated in accordance with its provisions.

In the event that our Chief Executive Officer, Chief Supply Chain Officer, or President of Retail Stores is terminated by the Company for “cause,” retires (other than in the case of our President of Retail Stores), becomes disabled, or dies, the executive or his estate will be provided his base salary and medical and other benefits through the termination of his employment.  If our Chief Executive Officer, Chief Supply Chain Officer, or President of Retail Stores is terminated without “cause,” such named executive officer shall receive his base salary for 24 months following the date of termination.  Our Chief Executive Officer and Chief Supply Chain Officer will also be entitled to medical, dental, and life insurance benefits for such period of time.  Each of our Chief Executive Officer and Chief Supply Chain Officer shall also receive the annual performance bonus that such named executive officer would have earned as if he had been employed at the end of the year in which his employment was terminated.  The determination of whether an annual performance bonus is payable to either our Chief Executive Officer or Chief Supply Chain Officer may take into account whether the Company achieved its performance targets, but may not take into account whether personal performance targets for such named executive officer were achieved.

Under the employment agreements with each of our Chief Executive Officer, Chief Supply Chain Officer, and President of Retail Stores, “cause” is generally deemed to exist when the named executive officer has: been convicted of a felony or entered a plea of guilty or no contest to a felony; committed fraud or other act involving dishonesty for personal gain which is materially injurious to the Company; willfully and materially breached his obligations of confidentiality, intellectual property assignment, non-competition, or non-solicitation against the Company after a cure period, provided such breach by its nature was curable; willfully engaged in gross misconduct which is materially and demonstrably injurious to the Company; or, after a cure period, willfully refused to substantially perform his duties.

       Mr. Westenberger, our Executive Vice President and Chief Financial Officer, has an employment agreement with the Company, which was entered into in January 2009 and provides that in the event our Chief Financial Officer is terminated by the Company without “cause,” he shall receive his base salary then in effect, together with medical, dental, and life insurance benefits, for 12 months following the date of his termination.  In addition, our Chief Financial Officer shall also receive the annual performance bonus, if any, pro-rated for the amount of time he was employed by the Company in the year in which his employment was terminated.   Under the employment agreement with our Chief Financial Officer, “cause” is generally deemed to exist when the Chief Financial Officer is convicted of a felony, fraud, or other act involving dishonesty; is engaged in misconduct that is injurious to the Company; or willfully refuses to perform his job responsibilities.

We do not have an employment agreement with our former Interim Chief Financial Officer and current Vice President of Finance.  Mr. North is eligible for severance compensation in accordance with the Company’s general severance policy, which provides one week of severance for each year of service in the case of termination.

The vesting of equity incentive awards for our named executive officers is not required to be accelerated in the event of a termination of employment.  Severance payments made to the named executive officers are subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

Potential Payments Upon a Termination or Change in Control

Termination

As described in more detail above under the heading “Employment Agreements,” we have entered into certain agreements and maintain certain plans that may require us to make certain payments and provide certain benefits to our named executive officers in the event of a termination of employment.

For purposes of the table below, a hypothetical termination “without cause” is assumed to have occurred as of January 2, 2010, the last day of fiscal 2009.  However, none of our named executive officers were terminated on January 2, 2010.  There can be no assurance that a termination of employment of any of our named executive officers would produce the same or similar results as those set forth below on any other date.  The term “without cause” is defined above under the heading “Employment Agreements.”

	Chief Executive Officer	Chief Financial Officer	Chief Supply Chain Officer	President of Retail Stores	Former Interim Chief Financial Officer
Base Salary	$1,400,000	$400,000	$850,000	$850,000	$33,654
Performance Bonus (a)	1,960,426	600,000	694,318	--	--
Health and Other Benefits	28,698	15,607	29,870	--	--
Total	$3,389,124	$1,015,607	$1,574,188	$850,000	$33,654

(a)	Performance bonus calculations are based on performance bonus targets achieved in fiscal 2009 described in more detail under the heading “Annual Performance Bonus” above.

Change in Control

In the event of a “change in control” of the Company (as defined under the Company’s Equity Incentive Plan and individual awards), all unvested stock options shall fully vest, and, unless our Compensation Committee provides otherwise, all unvested shares of restricted stock shall also fully vest.  For purposes of the table below, we have assumed that all stock options and all unvested shares of restricted stock have fully vested immediately prior to a “change in control” on January 2, 2010, the last day of fiscal 2009.  However, a change in control did not occur on January 2, 2010, and none of the stock options or restricted stock awards was accelerated.  The closing price on the NYSE of the Company’s common stock on the last trading day of fiscal 2009 was $26.25 per share, and the intrinsic value of accelerated stock option vesting would have been as set forth below.  There can be no assurance that a change in control would produce the same or similar results as those set forth below on any other date or at any other price.

	Chief Executive Officer	Chief Financial Officer	Chief Supply Chain Officer	President of Retail Stores	Former Chief Operations Officer	Former Interim Chief Financial Officer
Option Value	$1,618,173	$188,200	$524,300	$881,688	$524,300	$103,660
Restricted Stock Value	3,517,500	262,500	328,125	807,188	328,125	217,875
Total Value	$5,135,673	$450,700	$852,425	$1,688,876	$852,425	$321,535

Retirement Benefits of Former Executive Vice President and Chief Operations Officer

In connection with Mr. Brown’s retirement effective January 15, 2010, the Company has agreed to continue to pay Mr. Brown his last current salary at a rate of $425,000 per year for 24 months following his retirement date.  This payment shall be in the form of salary continuation in accordance with the Company’s regular payroll practices.  Additionally, Mr. Brown will be entitled to continuation of medical and dental benefits for 24 months following his retirement.  Mr. Brown is not eligible for a fiscal 2010 performance bonus.

Perquisites and Other Benefits

In fiscal 2009, the Company provided perquisites and other benefits to the following named executive officers: Chief Executive Officer, Executive Vice President and Chief Supply Chain Officer, and our former Executive Vice President and Chief Operations Officer.  In fiscal 2009, the Compensation Committee established a perquisite allowance from which these named executive officers were reimbursed for certain perquisites, including automobile allowances, financial and tax planning, health club dues, and related tax gross-up payments.  Amounts from the perquisite allowance that remain unused at the end of the fiscal year are forfeited.  Except for the 401(k) matching program, for fiscal 2010, all of the perquisites and other benefits described below have been eliminated.

The fiscal 2009 perquisite allowances for certain of our named executive officers were:

	Chief Executive Officer		Chief Supply Chain Officer	Former Chief Operations Officer
Perquisite Allowance	$30,000	(a)	$30,000	$30,000

(a) Our Chief Executive Officer used $16,452 of the fiscal 2009 perquisite allowance.

Additional information on named executive officer perquisites can be found in the footnotes to the Fiscal 2009 Summary Compensation Table on page 23 of this proxy statement.

Pursuant to the Company’s 401(k) plan, in fiscal 2009, the Company provided its executives the same level of matching contributions available to all eligible employees.  During fiscal 2009, the Company suspended its matching contribution, which was equal to 100% of each named executive officer’s first 3% of pre-tax contributions and 50% of each named executive officer’s next 2% of pre-tax contributions, subject to Internal Revenue Service limitations effective April 17, 2009.  Beginning in October 2009, a 401(k) matching program was re-instituted and matching is now at the discretion of the Company based on Company performance.  In February 2010, the Company announced that contributions made to the Company’s 401(k) plan in the fourth quarter of fiscal 2009 would be matched 100% by the Company with no limit on the percentage matched, subject to Internal Revenue Service limitations effective April 17, 2009.  In fiscal 2009, each of our named executive officers received matching contributions as detailed on page 24.

The Company also made premium payments on behalf of certain of our named executive officers, on their personally owned insurance policies.  In fiscal 2009, including the associated tax gross-ups, the Company made payments of $69,505 on behalf of our Chief Executive Officer, $99,044 on behalf of our Executive Vice President and Chief Supply Chain Officer, and $59,079 on behalf of our former Executive Vice President and Chief Operations Officer.

The Company also provided our Chief Executive Officer, Executive Vice President and Chief Supply Chain Officer, and former Executive Vice President and Chief Operations Officer with an excess supplementary health insurance policy that reimbursed our executives for certain qualified health expenses not covered under the Company’s ERISA medical plan.  Amounts reimbursed are included under the “All Other Compensation” column in the “Summary Compensation Table” below.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed with Company management the Compensation Discussion and Analysis included in this proxy statement.  Based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

Submitted by the Compensation Committee

Mr. Paul Fulton, Chairman
Mr. A. Bruce Cleverly
Mr. John R. Welch

FISCAL 2009 SUMMARY COMPENSATION TABLE

The table below provides information concerning the compensation of our named executive officers.

In the “Salary” column, we disclose the base salary paid to each of our named executive officers during fiscal 2009, 2008, and 2007.

In the “Bonus” column, we disclose the cash bonuses earned during fiscal 2009, 2008, and 2007, other than amounts earned pursuant to the Company’s Incentive Compensation Plan.

In the “Stock Awards” and “Option Awards” columns, we disclose the total fair value of the grants made in fiscal 2009, 2008, and 2007, without a reduction for assumed forfeitures.  For restricted stock, the fair value is calculated using the closing price on the NYSE of our stock on the date of grant.  For time-based and performance-based stock options, the fair value is calculated based on assumptions summarized in Note 6 to our audited consolidated financial statements, which are included in our fiscal 2009 Annual Report on Form 10-K.

In the column “Non-Equity Incentive Plan Compensation,” we disclose the dollar value of all compensation earned in fiscal 2009, 2008, and 2007 pursuant to the Company’s Incentive Compensation Plan.

In the column “All Other Compensation,” we disclose the dollar value of all other compensation that could not properly be reported in other columns of the Fiscal 2009 Summary Compensation Table, including perquisites, amounts reimbursed for the payment of taxes, and insurance premiums paid by the Company for the benefit of our named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Stock Awards ($) (b)	Option Awards ($) (c)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (d)	Total ($)

Michael D. Casey	2009	$700,000		$--		$907,000	$763,000	$1,960,426	$110,315	$4,440,741
Chairman of the Board of Directors and	2008	$540,385	(a)	$--		$1,344,000	$891,250	$651,000	$121,500	$3,548,135
Chief Executive Officer	2007	$375,000		$--		$266,280	$120,120	$--	$124,459	$885,859

Richard F. Westenberger (e)	2009	$376,923		$200,000	(f)	$168,400	$141,000	$600,000	$161,920	$1,648,243
Executive Vice President and
Chief Financial Officer

Charles E. Whetzel, Jr.	2009	$425,000		$--		$90,700	$152,600	$694,318	$159,230	$1,521,848
Executive Vice President and	2008	$417,308		$--		$141,800	$232,800	$230,563	$164,220	$1,186,691
Chief Supply Chain Officer	2007	$375,000		$--		$--	$--	$--	$159,390	$534,390

James C. Petty	2009	$425,000		$--		$126,980	$190,750	$637,500	$9,800	$1,390,030
President of Retail Stores	2008	$412,500		$593,596	(f)	$354,500	$436,500	$200,000	$91,899	$2,088,995

David A. Brown (g)	2009	$425,000		$--		$90,700	$152,600	$694,318	$130,549	$1,493,167
Former Executive Vice President and	2008	$417,308		$--		$141,800	$232,800	$230,563	$125,437	$1,147,908
Chief Operations Officer	2007	$375,000		$--		$--	$--	$--	$120,766	$495,766

Andrew B. North (h)	2009	$250,000		$--		$90,700	$76,300	$250,000	$9,962	$676,962
Vice President of Finance and Former	2008	$232,115		$--		$--	$--	$100,000	$6,200	$338,315
Interim Chief Financial Officer

(a)
Prior to Mr. Casey’s promotion to Chief Executive Officer on August 1, 2008, his base salary for the 2008 fiscal year was $450,000.  After his promotion and for the balance of the 2008 fiscal year, his base salary was $700,000.

(b)	The amounts disclosed in this column for Messrs. Casey, Westenberger, Petty, Whetzel, Brown, and North reflect the total grant date fair value for the following grants:

(i)
Mr. Casey was granted 12,000 shares of restricted stock on February 15, 2007 with a grant date fair value of $22.19 per share.  These shares vest in four equal, annual installments following the date of grant.  Mr. Casey was also granted 75,000 shares of performance-based restricted stock on August 7, 2008 with a grant date fair value of $17.92 per share.  Fifty percent of these shares will be eligible to vest upon the Company’s reporting of adjusted earnings per share growth in fiscal 2009 (over fiscal 2008) and in fiscal 2010 (over fiscal 2009) of at least 4%.  If this threshold adjusted earnings per share growth is achieved in fiscal 2009 and 2010, then these eligible shares will vest, in varying percentages, from 33% to 100%, based on the Company’s compound annual growth rate in adjusted earnings per share from fiscal 2009 to 2010 ranging between 4% and 8%.  The remaining 50% of these shares will then vest in equal amounts on December 31, 2011 and December 31, 2012 based on Mr. Casey’s continued employment with the Company.  In fiscal 2009, we have assumed that these performance criteria will be met and that these shares will vest.  Mr. Casey was also granted 50,000 shares of restricted stock on March 12, 2009 with a grant date fair value of $18.14 per share.  These shares vest in four equal, annual installments following the date of grant.

(ii)
Mr. Westenberger was granted 10,000 shares of restricted stock on February 6, 2009 with a grant date fair value of $16.84 per share.  These shares vest in four equal, annual installments following the date of grant.

(iii)
Mr. Petty was granted 25,000 shares of restricted stock on July 1, 2008 with a grant date fair value of $14.18 per share and 7,000 shares of restricted stock on March 12, 2009 with a grant date fair value of $18.14.  These grants vest in four equal, annual installments following the date of grant.

(iv)
Mr. Whetzel and Mr. Brown were each granted 10,000 shares of restricted stock on July 1, 2008 with a grant date fair value of $14.18 per share and 5,000 shares of restricted stock on March 12, 2009 with a grant date fair value of $18.14.  These grants vest in four equal, annual installments following the date of grant.  In connection with Mr. Brown’s retirement, all shares of unvested restricted stock (12,500) as of January 15, 2010 were forfeited.

(v)
Mr. North was granted 5,000 shares of restricted stock on March 12, 2009 with a grant date fair value of $18.14 per share.  These shares vest in four equal, annual installments following the date of grant.

(c)	The amounts disclosed in this column represent the total grant date fair value for the following grants:

(i)
Mr. Casey was granted 12,000 time-based stock options on February 15, 2007 with a Black-Scholes fair value of $10.01 per share and an exercise price of $22.19 per share, 125,000 time-based stock options on August 6, 2008 with a Black-Scholes fair value of $7.13 per share and an exercise price of $17.90 per share, and 100,000 time-based stock options on March 12, 2009 with a Black-Scholes fair value of $7.63 per share and an exercise price of $18.14 per share.  These grants vest in four equal, annual installments following the date of grant.

(ii)
Mr. Westenberger was granted 20,000 time-based stock options on February 6, 2009 with a Black-Scholes fair value of $7.05 per share and an exercise price of $16.84 per share.  This grant vests in four equal, annual installments following the date of grant.

(iii)
Mr. Petty was granted 75,000 time-based stock options on July 1, 2008 with a Black-Scholes fair value of $5.82 per share and an exercise price of $14.18 per share, and 25,000 time-based stock options on March 12, 2009 with a Black-Scholes fair value of $7.63 per share and an exercise price of $18.14 per share.  These grants vest in four equal, annual installments following the date of grant.

(iv)
Mr. Whetzel and Mr. Brown were each granted 40,000 time-based stock options on July 1, 2008 with a Black-Scholes fair value of $5.82 per share and an exercise price of $14.18 per share and 20,000 time-based stock options on March 12, 2009 with a Black-Scholes fair value of $7.63 per share and an exercise price of $18.14 per share.  Both grants vest in four equal, annual installments following the date of grant.  In connection with Mr. Brown’s retirement, all unvested time-based stock options (50,000) were forfeited as of January 15, 2010.

(v)
Mr. North was granted 10,000 time-based stock options on March 12, 2009 with a Black-Scholes fair value of $7.63 per share and an exercise price of $18.14 per share.  These shares vest in four equal, annual installments following the date of grant.

(d)	The amounts shown as “All Other Compensation” for fiscal 2009 consist of the following:

Name	Insurance Premium Payments (i)	Excess Personal Liability Insurance Premiums	Medical Reimbursements (ii)	401(k) Company Match	Perquisites (iii)	Relocation	Tax Gross-Ups (iv)	Total
Michael D. Casey	$40,000	$3,400	$9,386	$8,351	$9,468	$--	$39,710	$110,315
Richard F. Westenberger	$--	$--	$--	$5,385	$--	$93,482	$63,053	$161,920
Charles E. Whetzel, Jr.	$57,000	$3,400	$11,958	$11,606	$24,612	$--	$50,654	$159,230
James C. Petty	$--	$--	$--	$9,800	$--	$--	$--	$9,800
David A. Brown	$34,000	$3,400	$25,123	$9,726	$22,275	$--	$36,025	$130,549
Andrew B. North	$--	$--	$--	$7,962	$2,000	$--	$--	$9,962

(i)	Payments to Messrs. Casey, Whetzel, and Brown relate to contributions made to individual whole-life insurance policies paid by the Company.

(ii)	Amounts relate to medical reimbursements and related costs pursuant to a supplemental executive medical reimbursement plan.

(iii)
Mr. Casey’s perquisites are comprised of $7,843 for automobile-related costs and $1,625 for financial planning; Mr. Whetzel’s perquisites are comprised of $22,332 for automobile-related costs, $1,909 for a health club membership, and $371 for legal-related services; Mr. Brown’s perquisites are comprised of $20,230 for automobile-related costs and $2,045 for financial planning; and Mr. North’s perquisites are comprised of a referral bonus.

(iv)
Mr. Casey’s gross-ups are comprised of $29,505 for insurance premium payments, $5,785 for automobile-related costs, $3,221 for excess personal liability insurance, and $1,199 for financial planning; Mr. Westenberger’s gross-up is for relocation reimbursements; Mr. Whetzel’s gross-ups are comprised of $42,044 for insurance premium payments, $5,389 for automobile-related costs, and $3,221 for excess personal liability insurance; and Mr. Brown’s gross-ups are comprised of $25,079 for insurance premium payments, $7,725 for automobile related costs, and $3,221 for excess personal liability insurance.

(e)	Mr. Westenberger joined the Company on January 19, 2009.

(f)
Special one-time bonus for Mr. Westenberger related to the reimbursement of lost value on the sale of his former residence in connection with his relocation.  Special one-time bonus for Mr. Petty related to the reimbursement of lost value on the sale of his former residence and associated tax gross-ups in connection with his relocation.

(g)	Mr. Brown retired from the Company on January 15, 2010.

(h)	Mr. North served as our Interim Chief Financial Officer from August 1, 2008 to January 19, 2009. Mr. North continues to serve as Vice President of Finance.

FISCAL 2009 GRANTS OF PLAN-BASED AWARDS

The following table provides information concerning each grant of plan-based awards made to a named executive officer in fiscal 2009.  This includes incentive compensation awards granted under our Incentive Compensation Plan and stock option and restricted stock awards granted under our Equity Incentive Plan.  The threshold, target, and maximum columns reflect the range of estimated payouts under these plans for fiscal 2009.  The exercise price disclosed is equal to the closing market price of our common stock on the date of grant.  The last column reports the aggregate grant date fair value of all awards made in fiscal 2009 as if they were fully vested on the grant date.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Award Type	Equity Award Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards

Michael D. Casey	Cash Bonus	--	$262,500	$1,050,000	$2,100,000	--	--	--	$--	$--
	Shares (b)	3/12/2009	$--	$--	$--	--	50,000	50,000	$--	$907,000
	Options (c)	3/12/2009	$--	$--	$--	--	100,000	100,000	$18.14	$763,000

Richard F. Westenberger	Cash Bonus	--	$75,000	$300,000	$600,000	--	--	--	$--	$--
	Shares (d)	2/6/2009	$--	$--	$--	--	10,000	10,000	$--	$168,400
	Options (e)	2/6/2009	$--	$--	$--	--	20,000	20,000	$16.84	$141,000

James C. Petty	Cash Bonus	--	$79,688	$318,750	$637,500	--	--	--	$--	$--
	Shares (b)	3/12/2009	$--	$--	$--	--	7,000	7,000	$--	$126,980
	Options (c)	3/12/2009	$--	$--	$--	--	25,000	25,000	$18.14	$190,750

Charles E. Whetzel, Jr.	Cash Bonus	--	$92,969	$371,875	$743,750	--	--	--	$--	$--
	Shares (b)	3/12/2009	$--	$--	$--	--	5,000	5,000	$--	$90,700
	Options (c)	3/12/2009	$--	$--	$--	--	20,000	20,000	$18.14	$152,600

David A. Brown	Cash Bonus	--	$92,969	$371,875	$743,750	--	--	--	$--	$--
	Shares (b)	3/12/2009	$--	$--	$--	--	5,000	5,000	$--	$90,700
	Options (c)	3/12/2009	$--	$--	$--	--	20,000	20,000	$18.14	$152,600

Andrew B. North	Cash Bonus	--	$31,250	$125,000	$250,000	--	--	--	$--	$--
	Shares (b)	3/12/2009	$--	$--	$--	--	5,000	5,000	$--	$90,700
	Options (c)	3/12/2009	$--	$--	$--	--	10,000	10,000	$18.14	$76,300

(a)
The amounts shown under the “Threshold” column represent 25% of the target performance bonus, assuming threshold level performance is achieved under the financial performance measures.  The amounts shown under the “Target” column represent 100% of the target performance bonus, assuming target level performance is achieved under the financial performance measures.  The amounts shown under the “Maximum” column represent 200% of the target performance bonus, assuming maximum level performance is achieved under the financial performance measures.

(b)
Shares of restricted stock granted to Messrs. Casey, Petty, Whetzel, Brown, and North on March 12, 2009 pursuant to the Company’s Equity Incentive Plan.  These restricted shares vest ratably in four equal, annual installments following the date of grant.

(c)
Time-based stock options granted to Messrs. Casey, Petty, Whetzel, Brown, and North on March 12, 2009 pursuant to the Company’s Equity Incentive Plan.  These stock options vest ratably in four equal, annual installments following the date of grant.

(d)
Shares of restricted stock granted to Mr. Westenberger on February 6, 2009 pursuant to the Company’s Equity Incentive Plan.  These restricted shares vest ratably in four equal, annual installments following the date of grant.

(e)
Time-based stock options granted to Mr. Westenberger on February 6, 2009 pursuant to the Company’s Equity Incentive Plan.  These stock options vest ratably in four equal, annual installments following the date of grant.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2009

The following table provides information concerning our named executive officers’ exercises of stock options and vesting of restricted stock during fiscal 2009.  The table reports, on an aggregate basis, the number of securities acquired upon exercise of stock options, the dollar value realized upon exercise of stock options, the number of shares of restricted stock that have vested, and the dollar value realized upon the vesting of restricted stock.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (a)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (b)
Michael D. Casey	--	$--	6,000	$94,200
James C. Petty	--	$--	8,750	$216,013
Charles E. Whetzel, Jr.	120,000	$2,696,044	42,500	$887,125
David A. Brown	--	$--	42,500	$887,125
Andrew B. North	4,500	$73,643	1,800	$33,330

(a)
Aggregate dollar amount was calculated by multiplying the number of shares acquired by the difference between the market price of the underlying securities at the time of exercise and the exercise price of the stock options.

(b)	Aggregate dollar amount was calculated by multiplying the number of shares acquired on vesting by the market price of the Company’s stock on the date of vesting.

OUTSTANDING EQUITY AWARDS AT FISCAL 2009 YEAR-END

The following table provides information regarding unexercised stock options, stock that has not yet vested, and equity incentive plan awards for each named executive officer outstanding as of the end of fiscal 2009.  Each outstanding award is represented by a separate row that indicates the number of securities underlying the award.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (a) (Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (b)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (c)

Michael D. Casey	243,488	--	--	$3.08	8/15/2011	--	$--
	200,000	--	--	$14.81	3/22/2014	--	$--
	9,000	3,000	--	$34.32	2/16/2016	--	$--
	6,000	6,000	--	$22.19	2/15/2017	--	$--
	31,250	93,750	--	$17.90	8/6/2018	--	$--
	--	100,000	--	$18.14	3/12/2019	--	$--
	--	--	--	$--	--	134,000	$3,517,500

Richard F. Westenberger	--	20,000	--	$16.84	2/6/2019	--	$--
	--	--	--	$--	--	10,000	$262,500

James C. Petty	20,000	20,000	--	$27.06	6/5/2017	--	$--
	18,750	56,250	--	$14.18	7/1/2018	--	$--
	--	25,000	--	$18.14	3/12/2019	--	$--
	--	--	--	$--	--	30,750	$807,188

Charles E. Whetzel, Jr.	269,688	--	--	$3.08	8/15/2011	--	$--
	60,000	--	--	$22.01	5/13/2015	--	$--
	10,000	30,000	--	$14.18	7/1/2018	--	$--
	--	20,000	--	$18.14	3/12/2019	--	$--
	--	--	--	$--	--	12,500	$328,125

David A. Brown	389,688	--	--	$3.08	8/15/2011	--	$--
	60,000	--	--	$22.01	5/13/2015	--	$--
	10,000	30,000	--	$14.18	7/1/2018	--	$--
	--	20,000	--	$18.14	3/12/2019	--	$--
	--	--	--	$--	--	12,500	$328,125

Andrew B. North	28,000	--	--	$6.98	9/17/2013	--	$--
	2,100	700	--	$34.32	2/16/2016	--	$--
	3,000	3,000	--	$22.19	2/15/2017	--	$--
	3,000	3,000	--	$22.79	12/3/2017	--	$--
	--	10,000	--	$18.14	3/12/2019	--	$--
	--	--	--	$--	--	8,300	$217,875

(a)	Unexercised options relate to the following awards:

(i)
Mr. Casey was granted 12,000 time-based stock options on both February 16, 2006 and February 15, 2007 with a Black-Scholes fair value of $15.59 per share and $10.01 per share and an exercise price of $34.32 per share and $22.19 per share, respectively.  In addition, Mr. Casey was granted 125,000 time-based stock options on August 6, 2008 with a Black-Scholes fair value of $7.13 per share and an exercise price of $17.90 per share, and was granted 100,000 time-based stock options on March 12, 2009 with a Black-Scholes fair value of $7.63 per share and an exercise price of $18.14 per share.  These stock option grants vest in four equal, annual installments following the date of grant.

(ii)
Mr. Westenberger was granted 20,000 time-based stock options on February 6, 2009 with a Black-Scholes fair value of $7.05 per share and an exercise price of $16.84 per share.  These stock options vest in four equal, annual installments following the date of grant.

(iii)
Mr. Petty was granted 40,000 time-based stock options on June 5, 2007 with a Black-Scholes fair value of $12.15 per share and an exercise price of $27.06 per share, 75,000 time-based stock options on July 1, 2008 with a Black-Scholes fair value of $5.82 per share and an exercise price of $14.18 per share, and 25,000 time-based stock options on March 12, 2009 with a Black-Scholes fair value of $7.63 per share and an exercise price of $18.14 per share.  These stock option grants vest in four equal, annual installments following the date of grant.

(iv)
Mr. Whetzel and Mr. Brown were each granted 40,000 time-based stock options on July 1, 2008 with a Black-Scholes fair value of $5.82 per share and an exercise price of $14.18 per share, and 20,000 time-based stock options on March 12, 2009 with a Black-Scholes fair value of $7.63 per share and an exercise price of $18.14 per share.  All grants vest in four equal, annual installments following the date of grant.  In connection with Mr. Brown’s retirement, all unvested time-based stock options (50,000) were forfeited as of January 15, 2010.

(v)
Mr. North was granted 2,800 time-based stock options on February 16, 2006 with a Black-Scholes fair value of $15.59 per share and an exercise price of $34.32 per share.  Mr. North was also granted 6,000 time-based stock options on February 15, 2007 with a Black-Scholes fair value of $10.01 per share and an exercise price of $22.19 per share, 6,000 time-based stock options on December 3, 2007 with a Black-Scholes fair value of $9.15 per share and an exercise price of $22.79 per share, and 10,000 time-based stock options on March 12, 2009 with a Black-Scholes fair value of $7.63 and an exercise price of $18.14 per share.  All grants vest in four equal, annual installments following the date of grant.

(b)	Equity Incentive Plan awards relate to the following grants:

(i)
Mr. Casey was granted 12,000 shares of restricted stock on both February 16, 2006 and February 15, 2007 with a grant date fair value of $34.32 per share and $22.19 per share, respectively.  These grants vest in four equal, annual installments following the date of grant.  Mr. Casey was also granted 75,000 shares of performance-based restricted stock on August 7, 2008 with a grant date fair value of $17.92 per share.  Fifty percent of these shares will be eligible to vest upon the Company’s reporting of adjusted earnings per share growth in fiscal 2009 (over fiscal 2008) and in fiscal 2010 (over fiscal 2009) of at least 4%.  If this threshold adjusted earnings per share growth is achieved in fiscal 2009 and 2010, then these eligible shares will vest, in varying percentages, from 33% to 100%, based on the Company’s compound annual growth rate in adjusted earnings per share from fiscal 2009 to 2010, ranging between 4% and 8%.  The remaining 50% of these shares will then vest in equal amounts on December 31, 2011 and December 31, 2012 based on Mr. Casey’s continued employment with the Company.  In fiscal 2009, we have assumed that these performance criteria will be met and that these shares will vest.  Mr. Casey was also granted 50,000 shares of restricted stock on March 12, 2009 with a grant date fair value of $18.14 per share.  This grant vests in four equal, annual installments following the date of grant.

(ii)
Mr. Westenberger was granted 10,000 shares of restricted stock on February 6, 2009 with a grant date fair value of $16.84 per share.  This grant vests in four equal, annual installments following the date of grant.

(iii)
Mr. Petty was granted 10,000 shares of restricted stock on June 5, 2007 with a grant date fair value of $27.06 per share, 25,000 shares of restricted stock on July 1, 2008 with a grant date fair value of $14.18 per share, and 7,000 shares of restricted stock on March 12, 2009 with a grant date fair value of $18.14 per share.  All grants vest in four equal, annual installments following the date of grant.

(iv)
Mr. Whetzel and Mr. Brown were each granted 10,000 shares of restricted stock on July 1, 2008 with a grant date fair value of $14.18 per share and 5,000 shares of restricted stock on March 12, 2009 with a grant date fair value of $18.14 per share.  These grants vest in four equal, annual installments following the date of grant.  In connection with Mr. Brown’s retirement, all shares of unvested restricted stock (12,500) were forfeited as of January 15, 2010.

(v)
Mr. North was granted 1,200 shares of restricted stock on February 16, 2006 with a grant date fair value of $34.32 per share, 3,000 shares of restricted stock on both February 15, 2007 and December 3, 2007 with a grant date fair value of $22.19 and $22.79 per share, respectively, and 5,000 shares of restricted stock on March 12, 2009 with a grant date fair value of $18.14 per share.  All grants vest in four equal, annual installments following the date of grant.

(c)	Amount based on the closing market price per share of the Company’s common stock on Thursday, December 31, 2009 of $26.25.

SECURITIES OWNERSHIP OF BENEFICIAL OWNERS, DIRECTORS, AND EXECUTIVE OFFICERS

The following table sets forth the number of shares of the Company’s common stock owned by each of the following parties as of March 26, 2010, or as of such other date as indicated: (a) each person known by the Company to own beneficially more than five percent of the outstanding common stock; (b) the Company’s named executive officers; (c) each Director; and (d) all Directors and executive officers as a group.  Unless otherwise indicated below, the holders’ address is 1170 Peachtree Street NE, 9th Floor, Atlanta, Georgia 30309.

	Beneficial Ownership
Name of Beneficial Owner	Shares	Percent
BlackRock, Inc. (1)	4,166,965	7.0%
Wellington Management Company, LLP (2)	3,584,461	6.0%
Invesco Ltd. (3)	3,026,674	5.1%
Michael D. Casey (4)	880,169	1.5%
Richard F. Westenberger (5)	18,044	*
James C. Petty (6)	90,963	*
Charles E. Whetzel, Jr. (7)	674,736	1.1%
David A. Brown	--	*
Andrew B. North (8)	46,108	*
Bradley M. Bloom (9)	172,686	*
Amy Woods Brinkley	--	*
Vanessa J. Castagna (10)	5,234	*
A. Bruce Cleverly (11)	17,487	*
Paul Fulton (12)	127,041	*
William J. Montgoris (13)	17,651	*
David Pulver (14)	46,060	*
John R. Welch (15)	56,302	*
Thomas E. Whiddon (15)	107,770	*
All directors and executive officers as a group (16)	2,357,215	3.9%

*	Indicates less than 1% of our common stock.

(1)
This information is based on an Amendment to Schedule 13G filed with the SEC on January 20, 2010.  On December 1, 2009 BlackRock completed its acquisition of Barclays Global Investors from Barclays Bank PLC.  As a result, Barclays Global Investors and substantially all of its affiliates are now included as subsidiaries of BlackRock for purposes of Schedule 13G filings.  BlackRock, Inc. has sole voting and sole dispositive power covering 4,166,965 shares of our common stock.  The address for BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(2)
This information is based on a Schedule 13G filed with the SEC on February 12, 2010.  Wellington Management Company, LLP has shared voting power covering 2,827,241 shares of our common stock and shared dispositive power covering 3,584,461 shares of our common stock.  The address for Wellington Management Company, LLP is 75 State Street, Boston Massachusetts 02109.

(3)
This information is based on a Schedule 13G filed with the SEC on February 10, 2010. Invesco Ltd. is the parent company of Invesco Aim Advisors, Inc. and Invesco PowerShares Capital Management.  The address for Invesco Ltd. is 1555 Peachtree Street NE, Atlanta, Georgia 30309.  Invesco Aim Advisors has sole voting power covering 2,857,236 shares of our common stock and sole dispositive power covering 3,023,576 shares of our common stock.  Invesco PowerShares Capital Management has sole voting and sole dispositive power covering 3,098 shares of our common stock.

(4)
Includes 520,738 shares subject to exercisable stock options, including stock options that will become exercisable during the 60 days after March 26, 2010 and 155,500 shares of restricted common stock.

(5)	Includes 5,000 shares subject to exercisable stock options, including stock options that will become exercisable during the 60 days after March 26, 2010 and 11,500 shares of restricted common stock.

(6)	Includes 45,000 shares subject to exercisable stock options, including stock options that will become exercisable during the 60 days after March 26, 2010 and 36,000 shares of restricted common stock.

(7)	Includes 344,688 shares subject to exercisable stock options, including stock options that will become exercisable during the 60 days after March 26, 2010 and 15,250 shares of restricted common stock.

(8)	Includes 35,800 shares subject to exercisable stock options, including stock options that will become exercisable during the 60 days after March 26, 2010 and 8,000 shares of restricted common stock.

(9)
Includes 22,682 shares held by Berkshire Partners, of which Mr. Bloom is a member, and as to which Mr. Bloom disclaims beneficial ownership except to the extent of his pecuniary interest therein.  Mr. Bloom’s address is c/o Berkshire Partners, 200 Clarendon Street, Boston, Massachusetts 02116.

(10)	Includes 4,486 shares of restricted common stock.

(11)	Includes 6,481 shares of restricted common stock.

(12)
Mr. Fulton’s address is c/o Bassett Furniture Industries, Inc., 380 Knollwood Street, Suite 610, Winston-Salem, North Carolina 27103.  The total shown next to Mr. Fulton’s name includes 16,000 shares subject to exercisable stock options.

(13)	Includes 4,583 shares of restricted common stock.

(14)
Mr. Pulver is the sole shareholder of Cornerstone Capital, Inc., which is the record holder of 10,000 of the shares set forth next to Mr. Pulver’s name above.  The total shown next to Mr. Pulver’s name includes 16,000 shares subject to exercisable stock options.

(15)	Includes 16,000 shares subject to exercisable stock options.

(16)	Includes 1,060,026 shares subject to exercisable stock options, including stock options that will become exercisable during the 60 days after March 26, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company’s executive officers and directors, and persons who beneficially own more than ten percent (10%) of the Company’s common stock, file initial reports of ownership and changes in ownership with the SEC and the NYSE.  Based on a review of the copies of such forms furnished to the Company, the Company believes that all forms were filed in a timely manner during fiscal 2009.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS, AND CERTAIN CONTROL PERSONS

The Company has a written policy that requires all transactions with related persons be reviewed by our Chief Financial Officer, and all such transactions involving more than $10,000 be reviewed with and approved by our Audit Committee.  Our Chief Financial Officer annually reviews all transactions with related persons with our Audit Committee.

There were no such transactions during fiscal 2009.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s accounting, auditing, and financial reporting process on behalf of the Board.  Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements, and for the public reporting process.  PwC, the Company’s independent registered public accounting firm, is responsible for expressing opinions on the conformity of the Company’s audited consolidated financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has reviewed and discussed with management and PwC the audited consolidated financial statements for the fiscal year ended January 2, 2010 and PwC’s evaluation of the effectiveness of the Company’s internal control over financial reporting.  The Audit Committee has discussed with PwC the matters that are required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC PwC’s independence.

Based on the considerations and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements for the fiscal year ended January 2, 2010 be included in our Annual Report on Form 10-K for fiscal 2009 for filing with the SEC.

Submitted by the Audit Committee

Mr. David Pulver, Chairman
Mr. William J. Montgoris
Mr. Thomas E. Whiddon

PROPOSAL NUMBER TWO

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PwC to serve as the Company's independent registered public accounting firm for fiscal 2010.  The Board is submitting the appointment of PwC as the Company's independent registered public accounting firm for shareholder ratification.  The Board recommends that shareholders ratify this appointment at the Annual Meeting.  Shareholder ratification of the appointment of PwC is not required by law or otherwise.  The Board is submitting this matter to shareholders for ratification because the Board believes it to be a good corporate practice.  If the shareholders do not ratify the appointment, the Audit Committee may reconsider whether or not to retain PwC.  Even if the appointment is ratified, the Audit Committee may appoint a different independent registered public accounting firm at any time during the year if, in its discretion, it determines that such a change would be in the Company’s best interest and that of the Company’s shareholders.  A representative of PwC is expected to attend the Annual Meeting, and he or she will have the opportunity to make a statement and be available to respond to appropriate questions.  For additional information regarding the Company’s relationship with PwC, please refer to the Audit Committee Report above.

The Audit Committee has also adopted policies and procedures for pre-approving all non-audit work performed by PwC.  The Audit Committee has pre-approved the use of PwC for specific types of services that fall within categories of non-audit services, including various tax services.  The Audit Committee receives regular updates as to the fees associated with the services that are subject to pre-approval.  Services that do not fall within a pre-approved category require specific consideration and pre-approval by the Audit Committee.

The aggregate fees that the Company incurred for professional services rendered by PwC for the fiscal years ended January 2, 2010 and January 3, 2009 were as follows:

	2009	2008
Audit Fees	$1,646,000	$926,008
Audit-Related Fees	--	--
Tax Fees	--	--
All Other Fees	3,000	3,000
Total Fees	$1,649,000	$929,008

•
Audit Fees for the fiscal years ended January 2, 2010 and January 3, 2009 were for professional services rendered for the integrated audit of the consolidated financial statements and internal control over financial reporting of the Company, other auditing procedures related to the adoption of new accounting pronouncements and review of other significant transactions, and related out-of-pocket expenses.  The audit fees for the fiscal year ended January 2, 2010 also included fees for assurance services related to the restatement of the Company’s financial statements.

•	All Other Fees for the fiscal years ended January 2, 2010 and January 3, 2009 consisted of software license fees.

The Board recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

Vote Required

    The approval of Proposal Number Two requires the affirmative vote of the holders of a majority of the shares of common stock present or represented at the meeting and voted on the Proposal at the Annual Meeting.  Votes may be cast in favor of or against Proposal Number Two.  Shareholders may also abstain from voting on Proposal Number Two.  Votes to abstain will be counted toward a quorum, but will be excluded entirely from the tabulation of votes, and, therefore, will have the effect of votes “against” this Proposal.  Proxies that are granted without providing voting instructions will be voted FOR the approval of Proposal Number Two.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting, other than the items referred to above.  If any other matter is properly brought before the Annual Meeting for action by shareholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

APPENDIX A

2009 RETAIL SURVEY PARTICIPANT LIST

7-Eleven, Inc.
Abercrombie & Fitch Co.
Ace Hardware Corporation
Advance Auto Parts, Inc.
Aeropostale, Inc.
Ahold USA - Stop & Shop
Alex Lee, Inc.
American Eagle Outfitters Inc.
The Andersons, Inc.
Ann Taylor Stores Corporation
AutoZone, Inc.
Belk, Inc.
Best Buy Co., Inc.
Big Lots, Inc.
The Bon-Ton Stores, Inc.
Brown Shoe Company, Inc.
C&S Wholesale Grocers, Inc.
Cabela's Incorporated
Carter's, Inc.
Cracker Barrel Old Country Store, Inc. (CBRL  Group - Retail)
Charming Shoppes, Inc.
Chico's FAS, Inc.
The Children's Place Retail Stores, Inc.
Coach, Inc.
Collective Brands, Inc.
Cost Plus, Inc.
Costco Wholesale Corporation
CVS/Caremark Corporation
Dick's Sporting Goods, Inc.
Dollar General Corporation
Dollar Tree, Inc.
DSW Inc.
Express, Inc.
Family Dollar Stores, Inc.
FedEx Corporation
Foot Locker, Inc.
Fossil, Inc.
Gap Inc.
General Nutrition Centers, Inc.
The Gymboree Corporation
Hallmark Cards, Inc. - Retail
Harris Teeter, Inc.
Helzberg Diamonds Shop, Inc.
The Home Depot, Inc.
Hot Topic, Inc.
J. C. Penney Company, Inc.

J. Crew Group, Inc.
America’s Collectibles Network, Inc.  (Jewelry Television)
Kenneth Cole Productions, Inc.
Knowledge Learning Corporation
Kohl's Corporation
L.L. Bean, Inc.
Lands' End, Inc.
Limited Brands, Inc.
Limited Stores, LLC
Liz Claiborne Inc.
Lord & Taylor Incorporated
Lowe's Companies, Inc.
Macy's, Inc.
Maidenform Brands, Inc.
Meijer, Inc.
Michaels Stores, Inc.
Neiman Marcus, Inc.
New York & Company, Inc.
Nordstrom, Inc.
Office Depot, Inc.
OfficeMax Incorporated
The Pantry, Inc.
PetSmart, Inc.
Phillips-Van Heusen Corporation
Pier 1 Imports, Inc.
QVC, Inc.
Recreational Equipment, Inc.
Ross Stores, Inc.
Safeway, Inc.
Saks Incorporated
Sears Holding Corporation
Shopko Stores Operating Co., Inc.
Sonic Automotive, Inc.
The Sports Authority, Inc.
Stage Stores, Inc.
Staples, Inc.
Target Corporation
The Timberland Company
TJX Companies, Inc.
Tommy Hilfiger Group
Toys 'R' Us, Inc.
Tween Brands, Inc.
Ulta Salon, Cosmetics & Fragrance, Inc.
Wal-Mart Stores, Inc.
Williams-Sonoma, Inc.
Zale Corporation

A-1

Invitation to Carter's, Inc.

2010 Annual Meeting of Shareholders

Carter's, Inc. will conduct its Annual Meeting of Shareholders on Thursday, May 13, 2010, at 8:00 a.m.  The meeting will be held at our offices located at 1170 Peachtree Street NE, 6th Floor, Atlanta, Georgia 30309.

You are cordially invited to join us for refreshments prior to the Annual Meeting, beginning at 7:30 a.m.  The meeting will convene promptly at 8:00 a.m.

In order to expedite your entrance into the meeting, please present this invitation at the registration desk.  Invitations or proof of stock ownership as of the record date of March 26, 2010 will be required to enter the meeting.  Photo identification is also required for admission.

We look forward to your participation.

Important Notice Regarding Internet Availability of the Annual Report and Proxy Materials for the Annual Meeting:
Combined document containing Proxy Materials and Annual Report is available at www.proxyvote.com.

PROXY
CARTER’S, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CARTER’S, INC.
ANNUAL MEETING OF SHAREHOLDERS - MAY 13, 2010

The undersigned hereby appoints Michael D. Casey and Brendan M. Gibbons as proxies (each with the power to act alone and with full power of substitution) to vote, as designated herein, all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of Carter’s, Inc. to be held on May 13, 2010, and at any and all adjournments thereof.  The proxies are authorized to vote, in their discretion, upon such other business as may properly come before the meeting and any and all adjournments thereof.

Your vote on the election of Class I Directors and ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2010 may be specified on the reverse side of this card.  The nominees for Class I Directors are: Vanessa J. Castagna, William J. Montgoris, and David Pulver.

(Continued and to be signed on the reverse side)

VOTE BY INTERNET www.proxyvote.com
1170 PEACHTREE STREET NE SUITE 900 ATLANTA, GEORGIA 30309
Use the Internet to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and then follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Carter’s, Inc., c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce Carter’s costs and the environmental impact of mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports via e-mail or the Internet.  To sign up for electronic delivery, please follow the instructions above for voting using the Internet and, when prompted, indicate that you agree to receive, or access, shareholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M23795-P93949 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CARTER’S, INC.
Vote on Election of Directors
1. Election of Class I Directors:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Nominees:	☐	☐	☐
01) Vanessa J. Castagna
02) William J. Montgoris
03) David Pulver

The Board of Directors recommends a vote FOR the election of the Class I Nominees.

Vote on Ratification of PricewaterhouseCoopers LLP
2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2010.	For ☐	Against ☐	Abstain ☐

The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2010.
PLEASE COMPLETE, SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Note: Please sign exactly as your name or names appear(s) on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date